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                                                                     EXHIBIT 2.1






                               PURCHASE AGREEMENT


                                      among


                                  OPTEL, INC.,


                         INTERACTIVE CABLE SYSTEMS, INC.

                                       and


                               ICS LICENSES, INC.



                            Dated as of March 4, 1998










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                                TABLE OF CONTENTS



                                                                                                      Page
                                                                                                      ----
1.       SALE AND PURCHASE; PURCHASE PRICE; ADJUSTMENTS..................................................1
         1.1  The Purchase...............................................................................1
         1.2  The Purchase Price.........................................................................1
         1.3  Adjustments to the Purchase Price..........................................................3
         1.4  Resolution of Disputes....................................................................11

2.       PAYMENT OF PURCHASE PRICE; ESCROW ARRANGEMENT;
         TRANSITION SERVICES AND SUBCONTRACT ARRANGEMENT................................................12
         2.1  Payment of Purchase Price.................................................................12
         2.2  Ratio Formula.............................................................................13
         2.3  Consent Escrow............................................................................13
         2.4  Crossings Escrow..........................................................................15
         2.5  Title to Shares...........................................................................15
         2.6  Delivery of Series B Preferred Stock to ICS
              Secured Lenders...........................................................................16

3.       CLOSING; TERMINATION...........................................................................16
         3.1  Date of Closing...........................................................................16
         3.2  Closing...................................................................................16
         3.3  Termination...............................................................................17

4.       CONDITIONS OF CLOSING..........................................................................18
         4.1  Conditions to Each Party..................................................................18
         4.2  Buyer's Conditions to Closing.............................................................18
                  4.2.1  Consent from Senior Lender.....................................................18
                  4.2.2  Opinion of Counsel to Seller...................................................19
                  4.2.3  Representations and Warranties;
                         Covenants......................................................................19
                  4.2.4  Secretary's Certificates; Organization
                         Documents......................................................................19
                  4.2.5  Proceedings....................................................................19
                  4.2.6  No Adverse Legislation.........................................................20
                  4.2.7  Changes........................................................................20
                  4.2.8  Approval and Consents..........................................................20
                  4.2.9  Other Agreements...............................................................21
                  4.2.10 Absence of Liens...............................................................22
                  4.2.11 Non-Conforming Crossings.......................................................22
         4.3      Seller's Conditions to Closing........................................................22
                  4.3.1  No Adverse Legislation.........................................................22
                  4.3.2  Representations and Warranties;
                         Covenants......................................................................22
                  4.3.3  Secretary's Certificate........................................................23
                  4.3.4  Other Agreements...............................................................23
                  4.3.5  Opinion of Counsel to Buyer....................................................23

5.       EMPLOYEE MATTERS...............................................................................23




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


6.       COVENANTS......................................................................................25
         6.1      Maintain Existence and Obtain Approvals...............................................25
         6.2      Assignment of Transmission Licenses and
                  Permits...............................................................................26
         6.3      Access to Information.................................................................26
         6.4      Disclosure and Classification of Defaults Under
                  Rights of Entry.......................................................................26
         6.5      Promotional Campaigns.................................................................27
         6.6      Certain Payments......................................................................27
         6.7      Taxes.................................................................................27
         6.8      Maintenance of Properties; Insurance; Books and
                  Records; Compliance with Law; Relationships...........................................27
         6.9      Deliveries............................................................................28
         6.10     Filings; Approvals....................................................................29
         6.11     Conduct of the Business...............................................................29
         6.12     Bulk Sales Compliance.................................................................29
         6.13     Assignment of Certain Rights..........................................................30
         6.14     Crossing Matters......................................................................30
         6.15     Transfer Taxes........................................................................30
         6.16     Best Efforts..........................................................................30
         6.17     First Offer Rights....................................................................31
         6.18     Personal Property.....................................................................31
         6.19     Financial Statements..................................................................31

7.       REPRESENTATIONS AND WARRANTIES OF SELLER.......................................................31
         7.1      Authority; Organization and Qualification;
                  Capitalization........................................................................31
         7.2      Actions Pending.......................................................................32
         7.3      Outstanding Debt; Defaults............................................................33
         7.4      Material Liabilities; Financial Statements............................................33
         7.5      Purchased Assets......................................................................33
         7.6      Taxes.................................................................................34
         7.7      No Conflicts..........................................................................34
         7.8      Material Agreements...................................................................35
         7.9      Broker's or Finder's Commissions......................................................36
         7.10     Applicable Environmental Regulations..................................................36
         7.11     Compliance with Other Laws............................................................36
         7.12     ERISA; Labor Agreements...............................................................36
         7.13     Possession of Franchises, Licenses, etc...............................................36
         7.14     Intellectual Property.................................................................37
         7.15     Governmental Consents.................................................................37
         7.16     Disclosure............................................................................38
         7.17     Closing Statement.....................................................................38
         7.18     Investment............................................................................38
         7.19     Subscribers, Rights of Entry..........................................................40
         7.20     Cable Systems.........................................................................40
         7.21     FCC Licenses..........................................................................41
         7.22     FCC Applications......................................................................41
         7.23     FCC Compliance........................................................................42
         7.24     Zoning, Aviation, etc. Compliance.....................................................42
         7.25     Compliance with the Copyright Act.....................................................42


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


         7.26     Must-Carry and Retransmission Consent.................................................42
         7.27     Petitions for Special Relief..........................................................43
         7.28     Conduct in Ordinary Course............................................................43
         7.29     Solvency..............................................................................43
         7.30     Effective Competition.................................................................43
         7.31     Hard Wire Public Right-of-Way Crossings...............................................43
         7.32     Security Services.....................................................................44

8.       REPRESENTATIONS AND WARRANTIES OF BUYER........................................................44
         8.1      Organization..........................................................................44
         8.2      Authority.............................................................................44
         8.3      Capital Stock and Other Matters.......................................................44
         8.4      Validity of Shares....................................................................46
         8.5      No Conflicts..........................................................................46
         8.6      Actions Pending.......................................................................46
         8.7      Solvency..............................................................................46
         8.8      Periodic SEC Filings..................................................................46
         8.9      Broker's or Finder's Commissions......................................................47
         8.10     Assignee Representation and Warranties................................................47

9.       DEFINITIONS....................................................................................47

10.      MISCELLANEOUS..................................................................................57
         10.1      Indemnification......................................................................57
         10.2      Indemnification Procedures, Determination of
                   Damages, Limitations and Related Matters.............................................58
         10.3      Amendments...........................................................................60
         10.4      Survival of Representations and Warranties...........................................60
         10.5      Successors and Assigns...............................................................60
         10.6      Notices..............................................................................60
         10.7      Descriptive Headings.................................................................61
         10.8      Governing Law; Consent to Exclusive
                   Jurisdiction.........................................................................61
         10.9      Binding Arbitration..................................................................62
         10.10     Entire Agreement.....................................................................63
         10.11     Severability.........................................................................63
         10.12     Public Announcement..................................................................63
         10.13     Expenses.............................................................................63
         10.14     Confidentiality......................................................................64
         10.15     Counterparts.........................................................................64
         10.16     No Solicitation or Negotiation.......................................................64
         10.17     Further Action.......................................................................65




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         PURCHASE AGREEMENT, dated as of March 4, 1998 (the "Agreement"), among
OPTEL, INC., a Delaware corporation ("Buyer"), INTERACTIVE CABLE SYSTEMS, INC., a California corporation ("Seller") and ICS LICENSES, INC., a Delaware corporation ("License Company").

                                R E C I T A L S:

         Seller and License Company own, or hold for use in the Relevant Markets, the Purchased Assets.

         Seller and License Company desire to sell to Buyer, and Buyer desires to purchase from Seller and License Company, the Purchased Assets, upon the terms and subject to the conditions set forth herein.

         In consideration of the recitals and the mutual agreements and covenants hereinafter set forth, Buyer, Seller and License Company hereby agree as follows:

     1.  SALE AND PURCHASE; PURCHASE PRICE; ADJUSTMENTS.

         1.1 The Purchase. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties contained herein, at the Closing, Seller and License Company shall sell, convey, transfer, assign and deliver to Buyer and Buyer shall purchase from Seller and License Company all of Seller's and License Company's right, title and interest in and to the Purchased Assets free and clear of all Liens (other than Liens which are associated with the Assumed Liabilities).

         1.2 The Purchase Price. (a) The purchase price for the Purchased Assets shall be (i) $4,000,000 in cash (the "Cash"), (ii) the aggregate of $60,000,000 face amount of Buyer's Series B 8% PIK Cumulative Preferred Stock, $.01 par value ( the "Series B Preferred Stock") and (iii) 165,746 shares of Buyer's Class A Common Stock, $.01 par value (the "Class A Common Stock") ((i), (ii) and
(iii), collectively comprise the "Purchase Price") plus assumption (as of the Closing) of the Assumed Liabilities, as provided in Section 1.2(b), subject to the adjustments set forth in Section 1.3 and shall be payable in the manner set forth in Section 2.

         (b) As of the Closing, Buyer shall assume and thereafter pay, perform and discharge when due, only the Assumed Liabilities. The Assumed Liabilities (other than the Pre-Closing Liabilities) specifically exclude all past due amounts and all other payment obligations (including, without limitation, any amounts payable as a result of a breach) however incurred, arising from any action or omission prior to the Closing. Seller





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shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any and all Liabilities of Seller, including, without limitation, any Indemnified Taxes, other than the Assumed Liabilities.

         (c) Further, Buyer shall have the option to acquire, irrespective of whether such assets are used in the Business, and, subject to (i) the assumption of all associated Liabilities arising after the Closing, and (ii) Seller's obtaining all required consents to their transfer: (A) that certain programming agreement dated May 12, 1995 between Maxtel Cablevision and American Telecasting of Denver, Inc., (B) vehicles located in any Relevant Market and the corresponding leases, if any, (C) leases of (1) head-end sites, (2) microwave transmission, repeater and receiver sites, (3) office space, (4) storage space and (5) security deposits relating to the leases, (D) all contracts and arrangements necessary for the provision of local and long distance telephone service as currently provided to Billable Phone Subscribers, including, without limitation, local loop (T- 1) transport circuits, local dialtone, E911, operator services and telephone listings (collectively, the "Telephone Agreements"), (E) existing agreements for the provision by third party providers of video signal feed to certain of the Relevant Properties, including, but not limited to, those properties identified on Schedule 1.2(C) and (F) existing broadcaster retransmission consent agreements for those Relevant Markets indicated as "New Markets" on Schedule 9.4. Twenty (20) Business Days prior to the Closing Date, Seller shall provide Buyer with a true, correct and complete list of all of the above described assets (including all Leased Premises Assets (defined below)) and associated Liabilities (including those Liabilities associated with Leased Premises Assets). Buyer shall exercise the option on or before Fifteen (15) Business Days prior to the Closing Date, provided, that with respect to subsections (E) and (F) above, Buyer shall have the right to exercise such option on the Closing Date. Upon exercise of this option, all such assets shall be deemed Purchased Assets under this Agreement. Buyer's decision to include assets under this Section 1.2(c) as part of the Purchased Assets shall not result in any increase to the Purchase Price payable to Seller at the Closing and shall not be subject to a Purchase Price Adjustment pursuant to Section 1.3(a) below.

         If Buyer chooses to acquire any of the aforesaid assets that require consent to their transfer, Seller shall use its best efforts to obtain such consents prior to Closing. Additionally, upon Buyer's request, Seller, at its own expense, shall use all commercially reasonable efforts to provide Buyer with an estoppel letter from the lessor of any leased premises described in subsection (C) above. Further, if Buyer chooses to acquire any of the leased premises set forth in subsection (C) above, Buyer



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shall be required to purchase (without payment of additional consideration therefore) all office equipment (i.e. copy machines, fax machines, telephones, etc.) and office furniture located at such premises (the "Leased Premises Assets") and shall assume all Liabilities associated with such Leased Premises Assets.

         Notwithstanding the aforesaid, Buyer shall not have the option to acquire the principal administration office premises of Seller located in Dallas, Texas and Tampa, Florida.

         If Buyer does not elect to purchase an agreement for the provision of video signal feed pursuant to subsection (E) or a broadcaster retransmission consent agreement pursuant to subsection (F) above, Seller shall, upon request by Buyer delivered at Closing, maintain such agreements for the benefit of Buyer for a period of 90 days from the Closing Date and shall take all actions necessary to permit Buyer to lawfully receive and retransmit signal pursuant thereto during such time. Buyer shall reimburse Seller for all of Seller's out of pocket costs of maintaining such agreements and the provision of signal feed to Buyer thereunder for such period as set forth in the related agreement as in effect on the date hereof.

         (d) All amounts of the Purchase Price (subject to the adjustments and escrow arrangements and delivery instructions set forth herein) shall be distributed directly to Seller or to the ICS Secured Lenders pursuant to the Earmark Agreement (as defined in Section 2.6). Seller and License Company each hereby irrevocably waive any rights it may have against Buyer relating to the distribution of the Purchase Price and shall indemnify, defend and hold harmless Buyer from and against any Losses that Buyer may suffer arising from claims by Seller or License Company (or any Person as assignee, transferee or otherwise making a claim by, through or on behalf of Seller, License Company or any such assignee or transferee) resulting from such distribution of the Purchase Price to Seller or the ICS Secured Lenders pursuant to the Earmark Agreement.

         1.3 Adjustments to the Purchase Price. The Purchase Price shall be subject to the following adjustments:

         (a) Adjustments Relating to Liabilities. Five (5) Business Days prior to the Closing, Seller shall deliver to Buyer a statement signed by the chief executive officer of Seller (the "Closing Statement") certifying such person's best good faith estimate as of the Closing Date of the amounts of all (i) Liabilities to repay customer deposits relating to Rights of Entry which are part of the Purchased Assets, (ii) Liabilities of Seller which include financing arrangements, capitalized leases, conditional sales arrangements, mortgages and all other similar



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arrangements with respect to the Purchased Assets that will not be satisfied or discharged at the Closing (excluding Leased Premises Assets, vehicle and premises leases), (iii) Pre-Closing Liabilities which Buyer chooses to assume pursuant to this Section 1.3(a) and (iv) the amounts of all recoverable deposits, prepaid rent and prepaid royalties (which prepaid royalties are recoupable against Revenue Share payable to property owners under related Rights of Entry and which shall not exceed $100,000 in the aggregate) paid by Seller in respect of a lease, license or other agreement forming part of the Purchased Assets to the extent such lease, license or other agreement shall be assigned to Buyer at Closing (the "Transferred Deposits"). The Liabilities under subsections
(i) and (ii) are the "Specified Assumed Liabilities". In addition to the certification of the amounts of such Liabilities and Transferred Deposits, five
(5) Business Days prior to the Closing, Seller shall provide Buyer with a description of all such Liabilities and Transferred Deposits. The estimate of Specified Assumed Liabilities shall be based upon, and prepared in accordance with, GAAP for all Liabilities that would be reflected on a balance sheet of the Business prepared in accordance with GAAP, and for all other Liabilities, based upon a good faith estimate of (i) the present value of all lease or other similar payments to be made after Closing and (ii) the present value of the cost to purchase the property at the expiry of the lease or other similar agreement, in each case discounted at a monthly discount rate of 1.25%.

         Notwithstanding the aforesaid, with respect to the Purchased Assets relating to the Specified Assumed Liabilities, Seller shall use its reasonable efforts to satisfy such Liabilities prior to Closing and transfer to Buyer absolute ownership of such Purchased Assets free and clear of any such Liability. If Seller is unable to satisfy any such Specified Assumed Liability prior to Closing, Seller shall promptly disclose the same to Buyer and shall obtain the required consent of the lessor (or other party) to transfer of the lease (or other agreement) to Buyer prior to Closing at Seller's expense and the liabilities in respect thereof shall be estimated in the manner set forth in the aforesaid paragraph and such Liabilities shall become a part of the Specified Assumed Liabilities for purposes of the adjustment pursuant to this Section 1.3(a).

         Fifteen (15) Business Days prior to the Closing, Seller shall provide Buyer with a description of any outstanding pre-Closing Liabilities with respect to the Purchased Assets (the "Pre-Closing Liabilities"). Other than Liabilities for which Seller shall commit to satisfy or discharge at the Closing, Buyer, in its sole discretion, may elect to assume any or all of such Pre-Closing Liabilities by notifying Seller in writing seven (7) Business Days prior to the Closing. If Buyer does not elect



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to assume such Pre-Closing Liabilities, Seller must satisfy such Pre-Closing
Liabilities prior to the Closing.

         The Purchase Price payable to the Seller on the Closing Date, shall be decreased by an amount equal to the sum of all Specified Assumed Liabilities and assumed Pre-Closing Liabilities as set forth on the Closing Statement and increased by the sum of the Transferred Deposits.

         (b) Other Adjustments.

             (i) Subscriber Adjustments. The Closing Statement shall also certify, as of the Closing Date for the Base Period (defined in subsection 1.3(b)(ii) below) the number of Cable Subscribers and Billable Phone Subscribers. If there are less than an aggregate of 42,069 Cable Subscribers and Billable Phone Subscribers on the Closing Date, the "Subscriber Adjustment Amount" shall be a negative number equal to the product of (A) $1,750 multiplied by (B) the difference between the aggregate number of Cable Subscribers and Billable Phone Subscribers and 42,069. If there are more than an aggregate of 42,069 Cable Subscribers and Billable Phone Subscribers at the Closing Date, the "Subscriber Adjustment Amount" shall be a positive number equal to the product of (A) $1,750 multiplied by (B) the difference between the aggregate number of Cable Subscribers and Billable Phone Subscribers and 42,069.

             (ii) Average Revenue Per Subscriber, Revenue Share and Remaining Contract Term Adjustment. The Closing Statement shall also certify, as of the Closing Date for the Base Period (defined below): (A) Seller's actual Average Monthly Cable Revenue Per Cable Subscriber and Average Phone Revenue per Billable Phone Subscriber, respectively; (B) Seller's actual cable Revenue Share and phone Revenue Share; and (C) the average remaining terms to expiry of Seller's cable Rights of Entry and phone Rights of Entry, respectively, in Relevant Properties, such averages in each case weighted by the number of units in the applicable Relevant Properties. Revenues shall be determined in conformity with GAAP and shall not include taxes or retroactive, catch-up or extraordinary revenues.

             If the Net Revenue Stream Total (as defined below) exceeds $67,077,000, the Revenue and Term Adjustment Amount is a positive amount equal to the excess; if Amount X is less than $67,077,000, the Revenue and Term Adjustment Amount is a negative amount equal to the deficiency.



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                 The Net Revenue Stream Total means the aggregate of:

             (A) the actuarial present value of a series of equal, consecutive monthly payments, for a period of months equal to the "unit-weighted average remaining term" (which for all purposes shall not include any renewal or extension, optional or otherwise, which has not been exercised prior to February 1, 1998) of cable Rights of Entry, in the amount of (1) 40,387 multiplied by Seller's actual Average Cable Revenue per Cable Subscriber, less (2) the Seller's actual cable Revenue Share in each case for the Base Period; and

             (B) the actuarial present value of a series of equal, consecutive monthly payments, for a period of months equal to the "unit-weighted average remaining term" of phone Rights of Entry, in the amount of (1) 1,682 multiplied by Seller's actual Average Phone Revenue per Billable Phone Subscriber, less (2) the Seller's actual phone Revenue Share in each case for the Base Period, all as certified by Seller for the Base Period as hereinafter described.

                 For the purposes of this Section 1.3(b)(ii), "actuarial present value" shall:

             (A) be computed using a monthly discount rate of 1.25% per month;
             and

             (B) for all periods shown in the Annuity Present Value Factor table presented in Schedule 1.3(b)(ii), be computed in accordance with such table by multiplying the amount of the monthly consecutive payment determined for cable or phone, as the case may be, by the factor that corresponds to the "unit-weighted average remaining term" of cable or phone, as the case may be; and, for all periods not shown in such table, shall be calculated by interpolation from the two points closest to it as shown in the table.

                 "Base Period" means the calendar month ending immediately prior to the Closing Date but no earlier than March 1998 for which a monthly billing cycle has been completed.

                 (iii) 550 MHz Standard Adjustment. (A) For each of Phoenix,
             Arizona; Los Angeles, Orange County, San Diego and San Francisco, California; Denver, Colorado; Miami, Florida; Dallas and Houston, Texas; and Chicago, Illinois, Seller shall classify the Relevant Properties



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             situated in each of those markets into four categories (each a
             "Category"), with Category I comprised of all properties designated by Seller on Schedule 7.19 as having 750 MHz bandwith (the "Category I Properties"), Category II comprised of all properties designated by Seller on Schedule 7.19 as having 550 MHz bandwith (the "Category II Properties"), Category III comprised of all properties designated by Seller on Schedule 7.19 as having 450 MHz bandwith (the "Category III Properties") and Category IV comprised of all properties designated by Seller on Schedule 7.19 as having 330 MHz bandwith (the "Category IV Properties").

                 (B) Buyer shall submit to Seller, in writing, a list of
             Relevant Properties which comprise the greater of (x) 20% (based on units) or (y) two of the Relevant Properties in each Category which reasonably represent the properties with demographic ratings of A, B, C and D assigned by Seller in each market, which Buyer will use as a representative sample of the properties in such market in such category (the "Sample Properties"). Within 5 days after receipt thereof, Seller shall provide Buyer with copies of as-built maps (and digital media, if available) for each of the Sample Properties. In the event as-built maps are not available for a Sample Property, Buyer (with Seller's cooperation) shall have the option to produce such maps, at its own expense, or select similar properties in such Category for which as-built maps are available. A designated representative of Buyer shall walk out each of the Sample Properties with a designated representative of Seller to verify that the as-built maps are accurate and shall record any deviations in construction or materials on the as-built maps.

                 (C) With respect to Categories I and II, based on the completed as-built maps and manufacturers' equipment specifications and recommended operating levels, Buyer shall compute signal levels, signal-to-noise ratios and coherent distortions for each of the Sample Properties in each of the Categories. If based on such computations, a Sample Property fails to meet the "Minimum Performance Specifications for Pass/Fail Testing of Properties Identified by Seller as 550 MHz and 750 MHz" (the "Test Specifications") set forth in part I of Schedule 1.3(b)(iii), such property shall be deemed to be a failed property, unless within 5 days after receipt of written notice of such failure, Seller provides Buyer with results of an on-site test, conducted at Seller's expense, in the presence of a designated representative of Buyer and in accordance



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             with a test configuration, subject to Buyer's reasonable approval, which demonstrate that the failed property meets the Test Specifications. Failed properties shall be redesigned by Seller to meet the "Minimum Performance Specifications for Re-Design of Failing Properties including all Properties Identified by Seller as 450 MHz and 330 MHz" (the "Re-Design Specifications") set forth in part II of Schedule 1.3(b)(iii) in accordance with a budget using the labor and material costs in conjunction with the unit prices set forth on Schedule 1.3(b)(iii). Seller's redesign is subject to reasonable approval or submittal of an alternate redesign by Buyer. Seller and Buyer in good faith shall agree upon an alternate redesign, if necessary.

                 (D) The number of units in each Sample Property in Category I and II, respectively, that fail to meet the Test Specifications shall be totaled and divided by the total number of units in all Sample Properties in such Category I or II, respectively. Such quotient shall be referred to as the "Assumed Failed Ratio".

                 (E) The Assumed Failed Ratios for Category I and II,
             respectively, shall be multiplied by the total number of units in Category I or II, respectively. Such product shall be referred to as the "Assumed Failed Units in Category I" or "Assumed Failed Units in Category II", respectively.

                 (F) The labor and material costs for the redesign of all failed properties in Category I and II, respectively, shall be totaled and such total cost shall be divided by the number of Sample Property units in such Category that fail to meet the Test Specifications to determine the per unit adjustment price (the "Per Unit Adjustment Price").

                 (G) The Per Unit Adjustment Price shall be multiplied by the
             Assumed Failed Units in Category I and Assumed Failed Units in Category II, respectively. Such product shall be referred to as the "Total Adjustment Price for Category I" and "Total Adjustment Price for Category II", respectively.

                 (H) For each of Category III and IV, the Assumed Failed Ratio shall be deemed to be 100% and the number of Assumed Failed Units for Category III and Assumed Failed Units for Category IV, respectively shall be deemed to be 100% of the total number of units in Category III and Category IV, respectively.



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




                 (I) Using the completed as-built maps and manufacturers'
             equipment specifications and recommended operating levels, Seller shall redesign each Category III and Category IV Sample Property to meet the ReDesign Specifications in accordance with a budget using the labor and material costs in conjunction with the unit prices set forth on Schedule 1.3(b)(iii). Seller's redesign is subject to reasonable approval or submittal of an alternate redesign by Buyer. Seller and Buyer in good faith shall agree upon an alternate redesign, if necessary.

                 (J) The labor and material costs for all Sample Properties in
             Category III and IV, respectively, shall be totaled and such total cost shall be divided by the total number of Sample Property units in Category III and Category IV, respectively, to determine the Per Unit Adjustment Price.

                 (K) The Per Unit Adjustment Price shall be multiplied by the total number of units in Category III and Category IV, respectively. Such product shall be referred to as the "Total Adjustment Price for Category III" and "Total Adjustment Price for Category IV", respectively.

                 (L) In order to meet the Re-Design Specifications, all
             redesigns of properties shall be based upon one or more of the following ten changes, in order of priority (i.e., the lower number remedy shall be chosen over a higher number remedy if such remedy will provide an adequate redesign): (1) replacement of passives,
             (2) addition of passives, (3) replacement of amplifiers, (4) relocation of amplifiers, (5) addition of amplifiers, (6) replacement of cables, (7) addition of cables, (8) replacement of power supplies, (9) relocation of power supplies and (10) addition of power supplies.

                 (M) The 550 MHz Adjustment Amount shall be a negative number the magnitude of which shall be the amount, if any, by which the lesser of:

             (i) $75 multiplied by the number of units in all of the markets listed in subsection (A) above;

             (ii) the sum of (x) $40 multiplied by the number of Assumed Failed Units in Category I and II, plus (y) $137.50 multiplied by the number of units in Category

             III, plus (z) $200 multiplied by the number of units in Category IV; or

             (iii) the aggregate of the Total Adjustment Price for Category I,
                   Total Adjustment Price for Category II, Total Adjustment Price for Category III and Total Adjustment Price for Category IV;

exceeds $1,000,000; for greater certainty, if the lesser of (i), (ii) or (iii) is less than $1,000,000, the 550 MHz Adjustment Amount shall be zero.

                 (N) Notwithstanding the aforesaid, Seller shall complete all redesigns at Seller's sole expense and Buyer shall complete all alternate redesigns at Buyer's sole expense.

                 (O) Buyer shall have the option at any time, in its sole
             discretion, to waive the 550 MHz Adjustment in its entirety or to terminate the requirement of a walkout or redesign for a property.

                 (P) Buyer and Seller shall each use their best efforts and act in good faith to provide and agree to all items required under this
             Section 1.3(b)(iii) to be provided or agreed to by such party.

                 (Q) To the extent Buyer and Seller are unable to agree to a proposal under subsection (C) or (I) above, the parties agree to use Buyer's proposal for purposes of the 550 MHz Adjustment at Closing. Seller shall have the right after the Closing to dispute such proposal and seek an adjustment under Section 1.4. All other disputes between Buyer and Seller relating to issues under this
             Section 1.3(b)(iii) shall be resolved by reference to independent engineers. Buyer and Seller shall share equally all costs and expenses of the independent engineers.

                 (c) If the aggregate net sum of the Subscriber
Adjustment Amount, the Revenue and Term Adjustment Amount and the 550 MHz Adjustment Amount as set forth in Section 1.3(b) is a negative amount: (i) up to $2,000,000, there shall be no adjustment to the Purchase Price, (ii) more than $2,000,000, the Purchase Price payable to Seller on the Closing Date shall be decreased by the difference between the total adjustment and $2,000,000, provided, that the maximum decrease to the Purchase Price arising under Section 1.3(b) shall be $4,500,000 (the "Adjustment Cap"). If the aggregate net sum of the Subscriber Adjustment Amount, the Revenue and Term Adjustment Amount and the 550 MHz Adjustment Amount as set forth in Section 1.3(b) is a positive number, adjustment pursuant to Section 1.3(b) shall not result in an increase to the Purchase Price provided, however, that the amount (if any) by which such positive number exceeds $2,000,000 shall constitute the Indemnity Basket for purposes of Section 10.1(b).

         Each $1,000 of purchase price-adjustment pursuant to Section 1.3 shall be applied as follows (with amounts not in whole multiples of $1,000 applied in the same proportion):

             (i) by a reduction in the face amount of Series B Preferred shares issued or to be issued in the amount of $786.96; and

             (ii) by a reduction in the number of Class A Common shares issued or to be issued of 2.17388 shares.

             1.4 Resolution of Disputes. Except as otherwise provided in Section 1.3(b)(iii), the Closing Statement and all other scheduled information upon which the foregoing adjustments are based, which are delivered by Seller shall be final, binding and conclusive on the parties with respect to adjustments to the Purchase Price under Section 1.3 unless Buyer submits to Seller a written notice of any dispute (setting forth in reasonable detail the basis for such dispute) within 90 days after the Closing. If Buyer delivers a timely notice of dispute, Seller's Accountants and Buyer's Accountants shall confer to determine the nature and scope of any disagreement among the parties and shall submit such issues to the parties for resolution. If Buyer and Seller are unable to reach a resolution within 30 days after the receipt by Seller of Buyer's written notice of dispute, then the dispute shall be submitted to Arthur Andersen (or if Arthur Andersen is unavailable, to another nationally recognized public accounting firm mutually satisfactory to Buyer and Seller). Buyer and Seller shall provide full cooperation to such accounting firm. Such accounting firm shall make a final and binding determination as to the matter or matters in dispute. Buyer and Seller shall cooperate with each other and with each other's authorized representatives in order to resolve such dispute as soon as practicable. Within five (5) days after the final resolution of all disputes relating to the Closing Statement, Buyer and Seller shall readjust the Purchase Price in the same manner as provided in Section 1.3. If the payments at Closing by Buyer were greater than the Purchase Price that should have been paid as finally determined by this
Section 1.4, Seller shall immediately refund such excess amount (less any amount that may have been paid to Buyer pursuant to Section 10.1 hereof or pursuant to the Guaranty relating to such dispute) to Buyer, together with interest on such amount from the Closing Date to the date of such payment at the rate of eight percent per annum, in the manner set forth below. If the payments at Closing by Buyer were less than the

Purchase Price that should have been paid as finally determined by this Section 1.4, Buyer shall immediately pay such additional amount to Seller, together with interest on such amount from the Closing Date to the date of such payment at the rate of eight percent per annum, in the manner set forth below. Each $1,000 of amounts to be refunded by Seller or paid as additional consideration by Buyer pursuant to Section 1.4 shall be paid as follows (with amounts not in whole multiples of $1,000 applied in the same proportion):

                  (i) by the issue or return for cancellation, as the case may be, of Series B Preferred shares having face amount and accrued and unpaid dividends in the amount of $786.96 plus an accretion factor of 8% per annum from the date of Closing; and

                  (ii) by the issue or return for cancellation, as the case may be, of 2.17388 Class A Common shares.

Upon resolution of a dispute, Seller shall pay a percentage of the Accountant's costs and expenses equal to the percentage of the disputed amount determined in favor of Buyer and Buyer shall pay a percentage of the Accountant's costs and expenses equal to the percentage of the disputed amount determined in favor of Seller. All other costs and expenses of Buyer and Seller associated with resolving a dispute under this Section 1.4 shall be borne by Buyer and Seller, respectively.

                  Nothing in this Section 1.4 shall limit Seller's rights or remedies under this Agreement or otherwise to dispute information on which the adjustments in Section 1.3 are based.

         2.       PAYMENT OF PURCHASE PRICE; ESCROW ARRANGEMENT;
                  TRANSITION SERVICES AND SUBCONTRACT ARRANGEMENT.

                  2.1 Payment of Purchase Price. (a) At the Closing, Buyer shall pay to Seller the Purchase Price (as adjusted to reflect the adjustments specified in Section 1.3) (but subject to post-Closing adjustment in the event of a dispute as provided in Section 1.4), less the Consent Escrow Amount and the Crossings Escrow Amount.

                  (b) Payments pursuant to this Section 2.1 shall be made as follows:

                       (i) Cash by a single wire transfer of immediately available funds to an account designated by Seller at least five
(5) Business Days prior to the Closing Date;

                       (ii) subject to the adjustments in Section 1.3, the escrow arrangements specified in Sections 2.3 and 2.4 and the delivery arrangement specified in Section 2.6, delivery to Seller of the Series B Preferred Stock, in such denominations as Seller shall request in writing five days prior to the Closing; and

                (iii) subject to the adjustments in Section 1.3, the escrow arrangements specified in Sections 2.3 and 2.4 and the delivery arrangement specified in Section 2.6, delivery to Seller of the Class A Common Stock, in such denominations as Seller shall request in writing five days prior to the Closing.

                  2.2 Ratio Formula. Each $1,000 amount to be deposited in and/or released from escrows created pursuant to Sections 2.3, 2.4 and 4.28 shall be comprised of (with amounts not in whole multiples of $1,000 applied in the same proportion):

                  (i) $786.96 face amount of Series B Preferred shares, together with dividends paid or accrued since issue, and

                  (ii)     2.17388 Class A Common shares.

                  2.3 Consent Escrow. (a) At the Closing, Buyer and Seller shall execute and deliver an escrow agreement substantially in the form of Exhibit A hereto (the "Consent Escrow Agreement") under which a Person mutually satisfactory to Buyer and Seller shall act as escrow agent (the "Consent Escrow Agent"). Buyer shall deposit with the Consent Escrow Agent the amount required by Section 4.2.8, in conformity with Section 2.2 (the "Consent Escrow Amount"), which shall be withheld from the Purchase Price payable to Seller at the Closing as provided in Section 2.1.

                      (b) Subject to the provisions of this Section 2.3 and the Consent Escrow Agreement, the Consent Escrow Amount shall be paid to Seller from time to time as Required Consents are obtained by Seller (and Rights of Entry and related Purchased Assets are delivered to Buyer free and clear of all Liens), equal to the Per Subscriber Amount (as defined in Section 9) multiplied by the number of Cable Subscribers or Billable Phone Subscribers at the Closing Date that relate to such Required Consents, provided, that 365 days after the Closing Date, or at Seller's option, upon not less than 30 days prior written notice to Buyer, 180 days after the Closing Date, all agreements to service Cable Subscribers and Billable Phone Subscribers for which Required Consents have not been received shall remain owned by Seller and all remaining amounts of the Consent Escrow Amount shall be released to Buyer and Seller in the manner described below. Notwithstanding the above, if after exerting all reasonable efforts to secure a consent from an owner of any of the properties listed on
Schedule 2.3, Seller believes that it is futile to continue negotiations with such owner(s) after the

Closing and prior to such 180th or 365th day, Seller shall advise Buyer of its efforts and the Right of Entry related to such property shall remain owned by Seller and the appropriate amount relating to such Right of Entry as provided below, shall promptly be released to Seller. For each Required Consent which is not obtained, (i) Seller shall receive in conformity with Section 2.2, the amount placed in escrow in respect of the contract for which such Required Consent was not obtained (an "Underlying Contract") multiplied by (y) the quotient of (A) the number of years (.5 or 1) the Consent Escrow arrangement is in place (the "Consent Escrow Term"), and (B) the number of years to expiration of the Underlying Contract, as of the Closing Date, rounded to the nearest year (the "Contract Expiration Date"), provided that with respect to any of the properties set forth on Schedule 2.3, the Consent Escrow Term shall be the fraction of a year (rounded to the nearest one-tenth of a year) during which the portion of the Consent Escrow Amount for such property was held in escrow and
(ii) Buyer shall receive the balance of the remaining Consent Escrow Amount.

                  For purposes of this Section 2.3, each of the following shall be deemed to be the obtaining of a Required Consent during the Consent Escrow
Term: (i) Buyer's execution of a new Right of Entry in lieu of obtaining a consent, (ii) with respect to a Right of Entry classified under Subsection (ii) of Section 6.4, the curing or resolution of alleged or existing defaults under such Right of Entry and the obtaining of a consent (with estoppel language regarding such cured or resolved defaults) from any third party required by the terms of such Right of Entry, (iii) with respect to any Right of Entry for which a franchise or license must be obtained, the effective transfer of such franchise or license to Buyer and the obtaining of consents, if any, from any third party required by the terms of such Right of Entry, and (iv) the expiration of a Right of Entry, or its conversion to a month-to-month basis following expiry, in each case, and in accordance with its existing terms as of the date hereof.

                (d) At the Closing, Buyer and Seller shall enter into an agreement in the form of Exhibit B hereto (the "Services and Cooperation Agreement"), pursuant to which (i) Buyer (through one or more of its Subsidiaries) and Seller shall perform certain transition services for each other, (ii) Buyer will subcontract with Seller to service all Cable Subscribers and Billable Phone Subscribers for which Required Consents have not been received, from the Closing Date through the Consent Escrow Term or earlier, as provided in Section 2.4(b) and (iii) Seller will agree to maintain the Telephone Agreements for the telephone service provided under Rights of Entry acquired by Buyer where such Telephone Agreements were not assigned to Buyer prior to the

Closing Date, from the Closing Date until such time as Buyer has entered into its own Telephone Agreements.

                  2.4 Crossings Escrow. (a) At the Closing, Buyer and Seller shall execute and deliver an escrow agreement substantially in the form of Exhibit C hereto (the "Crossings Escrow Agreement") under which a person mutually satisfactory to Buyer and Seller shall act as escrow agent (the "Crossing Escrow Agent") with respect to the escrow fund. Buyer shall deposit with the Crossings Escrow Agent, in conformity with Section 2.2, $40,000 for each Non-Conforming Crossing (the "Crossing Escrow Amount"), which shall be withheld from the Purchase Price payable to Seller at the Closing as provided in
Section 2.1.

                      (b) Subject to the provisions of this Section 2.4 and the Crossings Escrow Agreement, the Crossing Escrow Amount for each Non-Conforming Crossing shall be delivered to Seller in its entirety, in conformity with
Section 2.2, for each NonConforming Crossing for which Seller has completed the Remedy (as defined in Section 6.14) by the end of the six month period described in Section 6.14. If the Remedy for a Non-Conforming Crossing is not completed until after such six month period, upon completion of the Remedy, Seller shall receive the Crossing Escrow Amount escrowed for such Non-Conforming Crossing less all out-of-pocket costs incurred by Buyer to complete the Remedy. The remainder of the funds relating to such Non-Conforming Crossing shall be released to Buyer at such time.

                  2.5 Title to Shares. All shares of the Series B Preferred Stock and Class A Common Stock deposited with the Consent Escrow Agent (the "Consent Shares") and the Crossings Escrow Agent (the "Crossings Shares") shall be registered in the name of, and deemed delivered to, Seller as of the Closing Date, notwithstanding the fact that such Consent Shares and Crossings Shares are held in escrow by the respective Escrow Agents pursuant to the Escrow Agreements; provided, that Seller shall deliver on the Closing Date to the respective Escrow Agents stock powers endorsed in blank representing the Consent Shares and Crossings Shares. Notwithstanding anything to the contrary in this Agreement or in the Crossings Escrow Agreement, but subject at all times to Buyer's rights in and to the Crossings Escrow Amount pursuant to the terms of this Agreement and the Crossings Escrow Agreement, the ICS Secured Lenders may have a security interest, pursuant to the terms of the ICS Amended and Restated Note Purchase Agreement (and the other related loan documents referred to therein), in and to the Crossings Escrow Amount, to the extent of Seller's ownership interest in such amount. Pursuant to the Bailee Letter, substantially in the form of Exhibit D hereto (the "Bailee Letter"), the Crossings Escrow Agent shall act as bailee of the Crossings Escrow Amount for the ICS Secured Lenders and shall deliver all amounts from the

Crossings Escrow Fund which are to be delivered to Seller, pursuant to the terms of this Agreement and the Crossings Escrow Agreement, to the ICS Collateral Agent.

                  2.6 Delivery of Series B Preferred Stock to ICS Secured Lenders. Seller shall provide Buyer with a copy of an Earmark Agreement among Seller, Buyer and the ICS Secured Lenders, substantially in the form of Exhibit E hereto (the "Earmark Agreement"), pursuant to which (a) Buyer shall be directed to deliver a specified portion of the Series B Preferred Stock (and to the extent set forth therein, Class A Common Stock), which is not subject to an escrow agreement or other encumbrance, to such ICS Secured Lenders in lieu of Seller and (b) the ICS Secured Lenders shall each make the representations and warranties which are set forth in Section 7.18 of this Agreement with respect to any shares of Series B Preferred Stock (and to the extent applicable, any shares of Class A Common Stock) received by such ICS Secured Lender. Buyer agrees to deliver such portion of the shares of Series B Preferred Stock (and to the extent applicable, shares of Class A Common Stock) (in all cases, after escrows are provided for) to the ICS Secured Lenders at the address set forth in the Earmark Agreement. Seller acknowledges that any delivery to the ICS Secured Lenders pursuant to this Section 2.6 shall be deemed to be a delivery to Seller. If Seller does not provide Buyer with the Earmark Agreement, Buyer shall deliver to Seller all portions of the Purchase Price which are not subject to an escrow arrangement.

         3.       CLOSING; TERMINATION.

                  3.1 Date of Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Purchased Assets contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Kronish, Lieb, Weiner & Hellman LLP (or at such other place as the parties may agree in writing) at 10:00 A.M. New York time on March 31, 1998, or on a date mutually designated by Seller and Buyer, but in no event later than five (5) Business Days after the date when each of the conditions specified in Article 4 has been fulfilled (or waived by the party entitled to waive that condition). (The date on which the Closing is held is referred to herein as the "Closing Date".)

                  3.2 Closing. (a) At the Closing the following shall occur simultaneously, and none shall be deemed to occur without the occurrence of all of the others:

                                 (i) Seller shall deliver to Buyer bills of
                           sale, assignments, endorsements, releases and such other documents and instruments (collectively, "Transfer Documentation") as may be necessary or appropriate to convey and vest in Buyer, good and marketable title in and to the Purchased Assets that are tangible assets, and all of Seller's right, title and interest to the Purchased Assets that are intangible assets, free and clear of all Liens;

                                    (ii) Buyer shall deliver to Seller an
                           assumption agreement and such other documents and instruments as may be necessary or appropriate for Buyer to assume the Assumed Liabilities;

                                    (iii) Buyer shall deliver the Purchase Price
                           in the manner set forth in Section 2.

                  (b) From time to time, pursuant to the reasonable request of Buyer delivered to Seller after the Closing Date, Seller, at Seller's expense and without any further consideration, will execute and deliver to Buyer such instruments and documents of conveyance and transfer, and do and cause to be done such acts or things, as Buyer may reasonably request in order to more effectively sell, convey, transfer and assign to Buyer, or to perfect or record Buyer's interest in or title to, or to enable Buyer to use, any and all of the Purchased Assets, or otherwise to carry out the purposes and intent of this Agreement. From and after the Closing, each of Buyer and Seller shall have the right and authority to endorse the other's name on any check or other instrument received by it on account of any accounts receivable title to which such party shall have after the Closing pursuant to this Agreement. Buyer shall deliver promptly to Seller any and all payments of accounts receivable relating to services performed by Seller prior to the Closing Date which are received by Buyer after the Closing Date.

                  3.3 Termination.      (a) This Agreement may be terminated at
any time prior to the Closing:

                                    (i) by written agreement executed by Seller
                           and Buyer;

                                    (ii) by Buyer or Seller if the Closing has
                           not occurred on or before October 31, 1998, provided that the non-occurrence of the Closing is not attributable to a breach of the terms hereof by the party seeking termination; or

                                    (iii) by Buyer, in its sole discretion, if
                           the aggregate adjustments to the Purchase Price as provided in Section 1.3 (b) would have exceeded

                           $4,500,000 without application of the Adjustment Cap.

                  (b) Upon any termination of this Agreement pursuant to Section 3.3(a), this Agreement shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders in respect of this Agreement, except (i) the provisions of Sections 3.3, 10.1, 10.2, 10.3, 10.5, 10.6, 10.8, 10.9, 10.11, 10.15 and Article 9, shall survive such termination, and (ii) that nothing herein shall limit the right of either Buyer or Seller to seek damages for breach of this Agreement.

         4.       CONDITIONS OF CLOSING.

                  4.1 Conditions to Each Party. The obligations of each party to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

                      (a) All notifications required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), to carry out the transactions contemplated by this Agreement shall have been made, and the applicable waiting period and any extensions thereof shall have expired or been terminated, without the imposition of any material burden or condition on any party hereto.

                      (b) No order of any Governmental Body (including a court order) shall have been entered that enjoins, restrains or prohibits consummation of the transactions contemplated by this Agreement, or puts in doubt the validity of this Agreement or any document contemplated herein in any material respect. No proceeding before any Governmental Body shall be pending or threatened that (i) restrains, prohibits, prevents or materially changes, or presents a substantial possibility of restraining, prohibiting, preventing or materially changing, the terms of the transactions contemplated by this Agreement or (ii) presents a substantial possibility of resulting in material Losses to any party hereto in each case arising from the transactions contemplated by this Agreement.

                  4.2 Buyer's Conditions to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

                      4.2.1 Consent from Senior Lender. Buyer shall have received consent from the requisite number of lenders under that certain Credit Agreement dated as of December 19, 1997, by and among TVMAX Telecommunications, Inc., Optel, Inc., the lenders listed thereon, Goldman Sachs Credit Partners L.P., Canadian Imperial Bank of Commerce and General Electric Capital Corporation, to consummate the transactions contemplated by this Agreement.

                      4.2.2 Opinion of Counsel to Seller. Buyer shall have received from Fulbright & Jaworski L.L.P. a legal opinion addressed to Buyer and dated the Closing Date, the material provisions of which are set forth on Exhibit F.

                      4.2.3 Representations and Warranties; Covenants. The representations and warranties contained in Section 7 shall be true and correct in all material respects when made and as of the Closing Date except to the extent, and only to the extent, that any exceptions thereto are fully disclosed to Buyer; Seller and License Company shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to the Closing Date; Seller and License Company shall have delivered to Buyer an Officer's Certificate, dated the Closing Date to the foregoing effect. The Closing Statement shall be true, correct and complete in all material respects.

                      4.2.4 Secretary's Certificates; Organization Documents.
(a) Buyer shall have received a certificate, dated the Closing Date, of the Secretary of Seller and License Company, respectively to which are attached: (i) a true and complete copy of the articles of incorporation of Seller and License Company, respectively, as then amended and in force, (ii) a true and complete copy of the bylaws of Seller and License Company, respectively, as then in force, (iii) a certificate of good standing, dated within five (5) Business Days of Closing, of the secretary of state of the state of incorporation for Seller and License Company, respectively, and (iv) resolutions of the board of directors of Seller and License Company, respectively, and all other corporate proceedings of Seller and License Company authorizing the execution and delivery of this Agreement by Seller and License Company, respectively, the agreements and instruments contemplated herein, and the consummation of the transactions contemplated hereby. Such Secretary's certificate shall also certify the names and offices of the officers of Seller and License Company, respectively, authorized to execute this Agreement and the other documents to be delivered hereunder on behalf of Seller and License Company, respectively.

                      4.2.5 Proceedings. All required corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer and its counsel shall have received all such counterpart originals or certified or other copies of such documents as each of them may reasonably request.

                      4.2.6 No Adverse Legislation. No legislation, order, rule, ruling or regulation shall have been enacted, promulgated or made by or on behalf of any Governmental Body nor shall any decision of any court of competent jurisdiction within the United States have been rendered which, in Buyer's reasonable judgment, could reasonably be expected to materially and adversely affect (a) the validity or enforceability of this Agreement or any of the transactions contemplated hereby or (b) the Purchased Assets or the Business or Buyer's rights thereto or use thereof.

                      4.2.7 Changes. From the date hereof to and including the Closing Date, there shall not have been any changes in or effects on the Purchased Assets or Seller, which could, in the aggregate, without application of the Adjustment Cap, result in an adjustment to the Purchase Price pursuant to
Section 1.3(b) which could exceed $4,500,000, nor shall there have been any development or discovery of any material contingency or other Liability which could reasonably be expected to have such effect or result in a Material Adverse Effect on the Business, but only to the extent such changes or effects are not included or considered in any adjustment to the Purchase Price pursuant to
Section 1.3.

                      4.2.8 Approval and Consents. (a) Each of Seller, License Company and Buyer shall have duly received all authorizations, consents, approvals, licenses, franchises, permits and certificates (including, without limitation, all telecommunication licenses necessary to conduct the Business) by or of all federal, state and local governmental authorities and of all third Persons which (i) are reasonably necessary for the execution and delivery of this Agreement or (ii) the failure of which to obtain, in the aggregate, would be reasonably likely to interfere with Buyer's use and enjoyment of any of the Purchased Assets or would otherwise adversely affect the Business or the consummation of the transactions contemplated hereby (the "Required Consents"), and all Required Consents shall be in full force and effect at the time of the Closing and Buyer shall have received such certificates or other evidence as Buyer may reasonably request to establish compliance with these conditions provided that a consent shall not be deemed to be required for any property which is not subject to a Right of Entry, is subject to a Right of Entry which can be terminated by the property owner on 30 days' notice (or less) or which Seller is currently servicing pursuant to a Right of Entry which has expired. Notwithstanding the aforesaid, with respect to consents from property owners, this condition shall be deemed satisfied if consents are received from property owners representing 70% of the aggregate number of all Cable Subscribers and Billable Phone Subscribers which are included in the Business, provided that (i) a portion of the Purchase Price, in conformity with Section 2.2, in the amount of the Per Subscriber Amount multiplied by the Cable Subscribers and Billable Phone Subscribers affected by the Required Consents that have not been obtained, shall be paid into the Consent Escrow, as provided in Section 2.3 and shall be released pursuant to such Section and the Consent Escrow Agreement, and (ii) after the Closing Seller shall use its best efforts to obtain such Required Consents as promptly as practicable. Buyer shall cooperate with Seller and use its commercially reasonable efforts to assist Seller in obtaining the remaining Required Consents as set forth in Section 6.1 and shall not take any action reasonably likely to cause property owners to refuse to grant such consents. For purposes of the aforesaid and Section 6.1, in the case of a Right of Entry for which a franchise or license is required, a Required Consent shall be deemed received upon transfer of the franchise or license to Buyer and upon receipt of all other Required Consents from third parties required by the terms of the Right of Entry. Further, if a Right of Entry associated with a default disclosed pursuant to Section 6.4 is classified under: (a) subsection (i) of Section 6.4, such Right of Entry shall be treated in the same manner as those Rights of Entry for which there is no alleged or existing default; (b) subsection (ii) of
Section 6.4, such Right of Entry shall be deemed to contain a Required Consent and shall be subject to the terms of the Consent Escrow and a Required Consent shall be deemed received upon the curing or resolution of alleged or existing defaults under such Right of Entry and the obtaining of a Required Consent (with estoppel language regarding such cured or resolved defaults) from third parties required by the terms of the Right of Entry. Notwithstanding any other provision of this Agreement, with respect to the Consent Escrow Amount for those Rights of Entry which are classified under Subsection (ii) of Section 6.4, such amount shall equal the Per-Subscriber Amount multiplied by the total number of Cable Subscribers and Billable Phone Subscribers subject to Rights of Entry which are classified under Subsection (ii) of Section 6.4, less an aggregate of 800 Cable Subscribers and Billable Phone Subscribers.

                      (b) Buyer shall have received written consents from each external accountant or auditor of Seller permitting access to the financial statements and work papers, and the right to use such financial statements, work papers and the information contained therein, in each case in the manner described in Section 6.5(a).

                      4.2.9 Other Agreements. Each party other than Buyer shall have duly executed and delivered each of the documents and instruments described in Section 3.2(a) to be executed and delivered by it and each of the following agreements:

                      (a) the Consent Escrow Agreement;

                      (b) the Crossing Escrow Agreement;

                      (c) a Stockholders Agreement, substantially in the form of Exhibit G hereto (the "Stockholders Agreement") governing Seller's rights with respect to the Class A Common Stock and Series B Preferred Stock received by Seller as part of the Purchase Price;

                      (d) the Services and Cooperation Agreement;

                      (e) the Non-Competition Agreement;

                      (f) the mutual release, substantially in the form of Exhibit H hereto (the "Mutual Release"); and

                      (g) a guaranty, substantially in the form of Exhibit I hereto (the "Guaranty").

                      4.2.10 Absence of Liens. At the Closing, Seller shall provide Buyer with evidence reasonably satisfactory to Buyer of the release of all Liens relating to the Purchased Assets.

                      4.2.11 Non-Conforming Crossings. Seller shall have delivered to Buyer Five (5) Business Days prior to the Closing a true and correct list of all Non-Conforming Crossings.

                 4.3 Seller's Conditions to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

                      4.3.1 No Adverse Legislation. No legislation, order, rule, ruling or regulation shall have been enacted, promulgated or made by or on behalf of any Governmental Body nor shall any decision of any court of competent jurisdiction within the United States have been rendered, which in Seller's reasonable judgment, could reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement or of any of the transactions contemplated hereby.

                      4.3.2 Representations and Warranties; Covenants. The representations and warranties contained in Section 8 shall be true and correct in all material respects when made and as of the Closing Date; Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to the Closing Date; and Buyer shall have delivered to Seller an Officer's Certificate, dated the Closing Date, to the foregoing effect.

                      4.3.3 Secretary's Certificate. Seller shall have received a certificate, dated the Closing Date, of the Secretary of Buyer to which are attached resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement, the agreements and documents contemplated herein and the consummation of the transactions contemplated hereby. Such Secretary's certificates shall also certify the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

                      4.3.4 Other Agreements. Each party other than Seller shall have duly executed and delivered each of the documents and instruments described in Section 3.2 to be executed and delivered by it and each of the following agreements:

                      (a) the Consent Escrow Agreement;

                      (b) the Crossings Escrow Agreement;

                      (c) the Stockholders Agreement;

                      (d) the Registration Rights Agreement, substantially in the form of Exhibit J hereto (the "Registration Rights Agreement" governing Seller's registration rights with respect to the Class A Common Stock and Series B Preferred Stock received by the Seller as part of the Purchase Price;

                      (e) the Services and Cooperation Agreement;

                      (f) the Mutual Release.

                      4.3.5 Opinion of Counsel to Buyer. Seller shall have received from Kronish, Lieb, Weiner & Hellman LLP, a legal opinion addressed to Buyer and dated the Closing Date, the material provisions of which are set forth on Exhibit K hereto.

        5. EMPLOYEE MATTERS. (a) From and after the Closing, Buyer shall not be obligated to hire or retain any employee engaged in the Business. Each of Seller and Buyer acknowledge and agree that Buyer shall have no Liability or obligation whatsoever to the employees engaged in the Business (including, without limitation, any obligation to hire or retain any such employees for any period of time following the Closing or any

Liability or obligation relating to any period prior to the Closing whether asserted at any time before, on or after the Closing Date) and Seller shall pay and discharge any and all such Liabilities and obligations (including, without limitation, any severance or similar liabilities arising from Buyer's failure to hire any such employees at any time on or within six months after the Closing and any liability of Buyer under the WARN Act arising from the transactions contemplated by this Agreement) (collectively, "Employee Liabilities"). Seller shall indemnify and hold Buyer harmless from any and all Losses not reflected as Liabilities on the Closing Statement based upon, attributable to or resulting from or arising out of any Employee Liability including, but not limited to severance costs or accrued benefits, any costs associated with compliance with COBRA and any liability under the WARN Act. Notwithstanding any other provision of this Agreement, the obligation of Seller under this Section 5 shall survive the Closing until the applicable statute of limitations shall have expired.

                  (b) At least ten (10) Business Days prior to the Closing Date, Buyer shall deliver to Seller a written list (the "Employee List") of all those employees (subject to Section 5(e), below) to whom Buyer shall offer temporary employment agreements, after the Closing. Buyer may offer employment, either temporary or permanent, to employees of the Business upon terms and conditions solely within its absolute discretion. Offers of employment to employees engaged in the Business may be made orally or in writing, at Buyer's sole discretion. Buyer and Seller shall agree upon the text of the initial announcement to employees of the Business with respect to this Agreement and employment opportunities following the Closing, which announcement shall be made as promptly as practicable after the date hereof. Seller shall make no other communications with employees engaged in the Business relating to prospective employment following the Closing. Buyer agrees to use its reasonable best efforts to complete the Employee List as early as possible prior to ten (10) Business Days before the Closing Date.

                  (c) Buyer shall have no obligation to credit any employees for pre-Closing service for any purpose, including eligibility, vesting or determining the amount of any benefit or payment due to any employee, except as required by law.

                  (d) Seller shall retain responsibility for and continue to pay all expenses and benefits for all employees of Seller engaged in the Business at the Closing and their covered dependents with respect to claims incurred on or prior to the Closing Date in accordance with existing policies and as required by law, and shall comply with all requirements of COBRA following the Closing.

        6.        COVENANTS.

                  6.1 Maintain Existence and Obtain Approvals. Until the Closing, Seller and License Company shall do all things necessary to maintain its respective corporate existence. Seller shall diligently and in good faith use its best efforts to procure all Required Consents (as such term is referred to in Section 4.2.8). Buyer shall cooperate and support Seller in its efforts to obtain all Required Consents, including, without limitation, paying to Seller, on and after the Closing Date, 50% of the costs paid, per Cable Subscriber and Billable Phone Subscriber, to obtain each Required Consent up to $1,000,000 (50% of $2,000,000) in the aggregate but only up to $100 (50% of $200) per Cable Subscriber and Billable Phone Subscriber relating to any such Required Consent. Notwithstanding the aforesaid (but still subject to the aggregate limit), to the extent a Cable Subscriber and Billable Phone Subscriber is the same Person and is being provided service under one Right of Entry for both phone and cable services, Buyer shall only be required to pay up to $100 for such subscriber. Costs paid per Cable Subscriber and Billable Phone Subscriber shall include, cash incentive payments, the present value (using a monthly discount rate of 1.25%) of any increased amount of Revenue Share and capital costs of equipment. Except as set forth below, Seller shall not enter into any agreements with property owners which would require costs to be paid or incurred, including, but not limited to undertaking to provide additional services by Buyer without obtaining Buyer's prior written consent to such agreement. Subject to the maximum dollar amounts stated above, Seller shall not be required to obtain the written consent of Buyer prior to offering (i) cash incentives, (ii) an improvement of the terms of Revenue Share or (iii) a commitment to provide up to ten additional channels, and to the extent required, additional programming may be selected from the list set forth on Schedule 6.1 (with no more than one sports channel set forth on Schedule 6.1 per property), to Cable Subscribers, in connection with obtaining a consent; provided, that Seller may offer to provide programming which is not listed on Schedule 6.1 provided that the related Right of Entry states that such programming is not included in the basic program tier and will be subject to additional per subscription charges. Notwithstanding the aforesaid, Seller may not offer any programming under subsection (iii) if it would require the placement of any additional, or relocation of any existing, satellite receiving dishes at the related property. Seller shall be required to obtain Buyer's written consent prior to entering into an agreement to provide more than ten additional channels or any particular programming other than that permitted above to Cable Subscribers. Further, Seller shall consult and cooperate with Buyer in reaching any agreements to obtain Required Consents. Notwithstanding anything herein to the contrary, under no circumstances shall Seller make any representation as to the costs of services to be provided on and after the Closing Date under any Right of Entry other than as provided in such Rights of Entry on the date hereof. To the extent there exist restrictions in a Right of Entry limiting, in any respect, Buyer's ability to raise costs of service, Seller shall not be permitted to offer additional channels or programming under such Right of Entry pursuant to this Section 6.1 without Buyer's prior consent.

                  6.2 Assignment of Transmission Licenses and Permits. Seller shall use its best efforts to procure all consents to assign transmission licenses and permits from Seller and License Company to Buyer in all Relevant Markets.

                  6.3 Access to Information. Seller shall provide to Buyer and its authorized agents and representatives (including its auditors and legal counsel) reasonable access to the books, records, properties and proceedings relating to Seller (as the same may be related to the Purchased Assets and the Business) other than such books and records that are subject to attorney-client privilege. Seller shall deliver to Buyer copies of all FCC licenses, franchise agreements, pole attachment agreements, access agreements, right-of-way agreements, right of entry agreements, subscriber agreements, a list of all programming, leases and other agreements of Seller (relating to the Purchased Assets and the Business) as promptly as practicable. Seller shall promptly give notice to Buyer of any occurrence or event, including the commencement of any litigation, investigation or proceeding, which, in either case, if not cured or if adversely determined could reasonably be expected to have a Material Adverse Effect. Without limiting the aforesaid (a) if any party hereto receives a notice of any order or proceeding described in Section 4.1(b), such party shall deliver, as promptly as practicable, notice of such order or proceeding, together with all pleadings and correspondence received in connection therewith, to the other parties hereto and (b) if any party hereto becomes aware of any matter described in Section 4.2.6, such party shall notify the other parties of such matter as promptly as practicable.

                  6.4 Disclosure and Classification of Defaults Under Rights of Entry. To the extent Seller deems it to be appropriate, after the execution of this Agreement, Seller shall deliver estoppel letters to the property owners associated with Rights of Entry for which there is an alleged or existing default, with a request that such owners execute the estoppel letter and return it to Seller at least six (6) Business Days prior to Closing. Additionally, Seller shall make all other reasonable efforts between the date of this Agreement and the Closing Date to resolve any alleged or existing defaults. Five
(5) Business Days prior to Closing, Seller shall deliver to Buyer a copy of all estoppel letters and other resolutions received by

Seller and shall disclose to Buyer all alleged and existing defaults under the Rights of Entry in the Relevant Markets for which an estoppel letter or resolution satisfactory to Buyer was not received, specifying the details of each default and providing copies of all correspondence relating thereto.

                  At such time, Buyer in consultation with Seller, shall determine whether such defaults are (i) frivolous or can be cured without any significant post Closing expenditures or other commitments which are not set forth in the Right of Entry or (ii) all other defaults.

                  In order to determine whether Rights of Entry should be classified under subsections (i) or (ii), Buyer shall have the right to confer, with participation by Seller, with the owners of the properties corresponding to the Rights of Entry in a manner that Buyer, in its sole discretion, deems appropriate.

                  Rights of Entry classified under the aforesaid Subsections (i) and (ii) shall be treated in the manner set forth in Section 4.2.8.

                  6.5 Promotional Campaigns. Schedule 6.5 sets forth a calendar and description of all of Seller's discount and promotional campaigns from December 1997 through June 1998. From the date hereof until the Closing, Seller shall not conduct any promotional and discount campaigns other than those set forth on Schedule 6.5.

                  6.6 Certain Payments. Until the Closing, Seller shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all Taxes, fees, assessments and governmental charges levied or imposed upon or collectible by Seller and (ii) all lawful claims for labor, materials, supplies and any other claims which, if unpaid, might by law reasonably be expected to become a Lien upon the Purchased Assets; provided, that where any of the foregoing are being contested by Seller in good faith by appropriate proceedings, such payments shall be paid by Seller upon a resolution of such contest in favor of the opposing party.

                  6.7 Taxes. After the Closing, Seller will pay all Taxes relating to the Business for periods on or prior to the Closing Date when such Taxes are due and payable by Seller, except as any of the foregoing are being contested in good faith by appropriate proceedings, in which case such Taxes shall be paid by Seller upon a resolution of such contest in favor of the opposing party.

                  6.8 Maintenance of Properties; Insurance; Books and Records; Compliance with Law; Relationships. Until the Closing,

                  (a) Seller shall (i) maintain and keep the Purchased Assets in their condition and state of repair and working order that existed as of the date hereof, ordinary course wear and tear excepted and (ii) do or cause to be done all things reasonably necessary or appropriate to preserve and keep in full force all rights, licenses, franchises, rights of entry, approvals, authorizations, consents, permits and other authorizations necessary or desirable to enable Seller to operate the Business as currently conducted;

                  (b) Seller shall maintain insurance with respect to the Purchased Assets in accordance with past practices;

                  (c) Seller shall keep proper books of record and accounts, in which full and correct entries shall be made of all (i) financial transactions relating to the Purchased Assets and the Business, in accordance with GAAP consistent with past practices;

                  (d) Seller shall (i) conduct the Business in the usual, regular and ordinary manner consistent with past practices and (ii) comply in all material respects, and conduct the Business in material compliance, with all statutes, laws, ordinances, or rules and regulations and orders of Governmental Bodies to which Seller or any of its assets and properties or the Business is subject; and

                  (e) Subject to Section 5, Seller shall use commercially reasonable efforts to (i) provide Buyer with the opportunity to discuss employment with the employees of Seller who are engaged in the Business and (ii) preserve Seller's current relationships with its customers and other Persons with whom it has a significant business relationship.

                  6.9 Deliveries. (a) Until the Closing, Seller shall deliver to Buyer promptly such periodic financial and/or operating data with respect to the Business or Purchased Assets as Buyer may reasonably request, including, without limitation, any audited financial statements that may have been prepared, provided that nothing herein shall require Seller to prepare audited financial statements relating to the Purchased Assets.
Without limiting the foregoing, both before and after the Closing, Seller shall provide Buyer with access to all audited financial statements and workpapers of its internal and external accountants and shall procure from all such external accountants all consents necessary for such access and otherwise necessary for Buyer to comply with any reporting requirements that Buyer, in its sole discretion, determines that it may have under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder or under the terms of any indenture or other instrument of Buyer and its affiliates.

                  (b) Buyer is hereby authorized to deliver a copy of any financial statement or certificate delivered pursuant to this Section 6.9 to any Governmental Body having jurisdiction over it or any financing source that requests such information; provided, however, that Buyer shall take any and all steps as may be reasonable to maintain the confidentiality of such information and material in keeping with their obligations to maintain information in confidence under the terms hereof and all prior agreements still in force and effect.

                  (c) Seller shall also deliver to Buyer, promptly upon receipt by it, any other reports or other copies of any reports from Seller's auditors, copies of any correspondence to or from or filings with the FCC or any other Governmental Body relating to the Business or the Purchased Assets covering all periods within twelve (12) months prior to the Closing Date.

              6.10 Filings; Approvals. (a) Seller, License Company and Buyer, as promptly as practicable, each shall file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by any of them, by any Governmental Body in connection with this Agreement or the consummation of the transactions contemplated hereby, including but not limited to any filings pursuant to the HSR Act. Seller and Buyer each, as promptly as practicable, shall use all reasonable efforts to obtain or make, or cause to be obtained or made, all Required Consents necessary to be obtained or made by it, in order for each of them so to consummate such sale and transfer and such transactions.

                  (b) Seller and Buyer shall coordinate and cooperate with each other in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the other in connection with the filings and other actions contemplated by this Section 6.10.

              6.11 Conduct of the Business. Prior to the Closing, Seller (with respect to the Business and the Purchased Assets) (a) shall conduct the Business only in the usual, regular and ordinary manner consistent with past practices and (b) shall not (i) take any action to diminish the aggregate value of the Purchased Assets, (ii) disburse any of the Purchased Assets to any other Person
(iii) take any action to frustrate the transactions contemplated by this Agreement, (iv) create, incur, assume, or suffer to exist any Liens of any kind against or upon any of the Purchased Assets, or (v) without Buyer's written consent, create any Subsidiaries.

              6.12 Bulk Sales Compliance. Buyer hereby waives compliance by Seller with the provisions of the bulk sales law of any state, and Seller shall pay and discharge when due all claims of creditors that could be asserted against Buyer or its Affiliates by reason of such non-compliance to the extent that liabilities to such creditors are not specifically assumed by Buyer under this Agreement. Seller shall indemnify, defend and hold harmless Buyer from and against any Losses arising from Seller's failure to comply with any such bulk sales law. The foregoing indemnity shall continue indefinitely and shall not be subject to any limitation set forth in
Section 10.1.

              6.13 Assignment of Certain Rights. Without limiting any rights Buyer may otherwise have pursuant to this Agreement or otherwise, at the Closing, Seller shall provide Buyer with all the benefits of any confidentiality agreements to which Seller may be a party or a beneficiary relating to the Purchased Assets (to the extent not otherwise transferred to Buyer as part of the Purchased Assets) by either assigning all of the rights to enforce such agreements to Buyer (to the extent such rights are assignable) or undertaking to enforce any such agreement, for the benefit of Buyer, upon Buyer's demand.

              6.14 Crossing Matters. Until the 180th day after the Closing Date, Seller shall use its best efforts and act as promptly as practicable to obtain a franchise agreement on terms reasonably acceptable to Buyer for or otherwise eliminate (a "Remedy") each Non-Conforming Crossing, provided that any Remedy shall not adversely effect the ability of Buyer to service the Cable Subscribers and Billable Phone Subscribers. Seller, in its sole discretion, may choose the Remedies and shall use its own funds to pay the costs and expenses of such Remedies. If there are still Non-Conforming Crossings in existence at the end of such 180 day period, Buyer, in its sole discretion, shall either (a) direct Seller to continue, in good faith, its efforts to complete the Remedy for some or all of such Non-Conforming Crossings or (b) choose another Remedy, which, for properties located in Houston, may be the connection of the property to Buyer's fiber optic network and, for other properties, may include, without limitation, obtaining a franchise, building out a microwave link or any other remedy, for each remaining NonConforming Crossing, and in which case Buyer shall have sole authority for obtaining such Remedy (with the cooperation and assistance of Seller).

              6.15 Transfer Taxes. Seller shall pay or cause to be paid all Taxes and other expenses of transferring the Purchased Assets as contemplated hereunder, including, without limitation, all sales, use, real estate transfer, conveyance, gains, stamp, value added and other similar taxes (including any interest, penalties and additions thereto).

              6.16 Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary to satisfy, as promptly as practicable after the date hereof, and in any case on or before October 31, 1998, the conditions to the Closing and to consummate the transactions contemplated by this Agreement and the other agreements contemplated herein. Without limitation,
(a) each party shall use its best efforts to prepare all filings under the HSR Act as promptly as practicable after the date hereof and to respond promptly to any requests from the Federal Trade Commission and the Department of Justice relating thereto, and (b) Seller shall be primarily responsible for obtaining, and shall use its best efforts to obtain, all other Required Consents. The Buyer shall cooperate with Seller to obtain such consents as set forth in Section 6.1. Periodically between the date hereof and the Closing Date, and in no event less frequently than weekly, Seller shall provide Buyer with a status report (which report may be oral) describing in reasonable detail its efforts to obtain Required Consents and the results of such efforts.

              6.17 First Offer Rights. Within one year after the Closing Date, if Seller proposes to sell, assign or transfer (a) any Right of Entry associated with a property listed on Schedule 2.3 which has been released to Seller in accordance with Section 2.3, or (b) any other Right of Entry for which a Required Consent was not received (other than for those properties included in the Consent Escrow pursuant to Section 4.2.8), Seller shall first make a bona fide good faith offer to sell such Rights of Entry to Buyer, such offer to be negotiated exclusively between Buyer and Seller for up to 30 days.

              6.18 Personal Property. Between the date hereof and the Closing Date, to the extent any of the Purchased Assets located at a Relevant Property or otherwise set forth on Schedule 7.5(d) is removed from such property or ceases to be in good working order, Seller shall replace such assets with substantially similar assets or repair such assets.

              6.19 Financial Statements. Promptly after completion thereof, and in no event more than 15 days after the date hereof, Seller shall deliver to Buyer the final balance sheet of Seller as of October 31, 1997 and final statements of income and cash flows of the Business for the ten (10) months ended October 31, 1997.

        7. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer as follows:

           7.1 Authority; Organization and Qualification; Capitalization. (a) Each of License Company and Seller has all requisite corporate power and authority and legal capacity to enter into this Agreement and each agreement contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the agreements contemplated hereby to which Seller and License Company is a party have been duly authorized by all required action on the part of Seller and/or License Company, as applicable. This Agreement has been, and upon its execution each of the other agreements contemplated hereby will be, duly executed and delivered by Seller and License Company and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and upon License Company's and Seller's execution of each of the other agreements contemplated hereby will constitute, the legal, valid and binding obligation of Seller and License Company enforceable against Seller and License Company in accordance with its respective terms.

              (b) Each of License Company and Seller is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation. Seller is duly authorized to do business in each of the Relevant Markets. Each of License Company and Seller has the power to own its properties and to carry on its business as currently being conducted and as intended to be conducted. All corporate actions taken by Seller and License Company have been duly authorized and Seller and License Company have not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its respective articles of incorporation or bylaws. True and complete copies of the articles of incorporation and bylaws of Seller and License Company, as in effect on the date hereof, have been delivered by Seller to Buyer. Other than ICS Communications, LLC, Activetel L.D., Inc., ICS Systems, Inc. (formerly M.A. Equity Holdings), Maxtel Communications Corporation and License Company Seller has no Subsidiaries and no investments or interests in any other Person. Each of ICS Communications, LLC, ICS Systems, Inc. (formerly M.A. Equity Holdings) and Maxtel Communications Corporation do not conduct the Business and do not hold assets which are used in the Business. Activetel L.D., Inc. does not hold any of the Purchased Assets. License Company has no Subsidiaries and no investments or interests in any other Person.

        7.2 Actions Pending. Except as set forth on Schedule 7.2, there is no action, suit or proceeding, or to the best knowledge of Seller, investigation, pending or, to the best knowledge of Seller, threatened, against or affecting Seller, License Company and any of the Purchased Assets or the Business, by or before any court, arbitrator or administrative tribunal or Governmental Body.

        7.3 Outstanding Debt; Defaults. Except as set forth on Schedule 7.3, each of License Company and Seller (i) has no outstanding Indebtedness (other than Indebtedness relating solely to the Retained Businesses that does not impose or support any Lien or any other restriction on any of the Purchased Assets), and (ii) is not in violation of or in default in any material respect under or with respect to any lease, license, permit, contract or agreement (including oral and informal arrangements) to which it is a party and effects the Purchased Assets or the Business and each such lease, license, permit, contract or agreement is in full force and effect. To the best knowledge of Seller, no other party to any such lease, license, contract or agreement is in default in any material respect. Seller has provided to Buyer a true and complete copy of each such lease, license, permit, contract or agreement.

        7.4 Material Liabilities; Financial Statements. (a) There are no material Liabilities, accrued or contingent, of Seller or License Company relating to the Business or Purchased Assets that are not disclosed in Schedule 7.4.

            (b) Seller has furnished Buyer with a draft balance sheet of it as of October 31, 1997 and draft statements of income and cash flows of the Business for the ten (10) months ended October 31, 1997. The draft financial statements and after completion and delivery to Buyer pursuant to Section 6.19, the final balance sheet and statements of income and cash flows (in both cases, including any related schedules and/or notes) are true and correct in all material respects, have been prepared in accordance with GAAP consistently applied throughout the periods involved and show all liabilities, direct and contingent, of Seller required to be shown in accordance with such principles. The draft balance sheet fairly presents the condition of Seller as at October 31, 1997, and the statements of income and cash flows fairly presents the results of the operations of the Business and its cash flows for the periods indicated.

        7.5 Purchased Assets. (a) Seller owns, leases or has the legal right to use all of the Purchased Assets, and, with respect to contract rights, Seller is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used by Seller in the Business. License Company owns all of the licenses used by Seller in the Business. Except as set forth on Schedule 7.5(a), each of Seller and License Company has good and marketable title to, or, in the case of leased or subleased Purchased Assets, valid and subsisting leasehold interests in, all its Purchased Assets, free and clear of all Liens. Seller has valid and enforceable rights from all third parties and Governmental entities to maintain the poles or similar attachments used or held for use in the Business at their present locations. Additionally, Schedule 7.5(a) shall identify



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



all leased and subleased Purchased Assets specifying the terms and conditions of all related leases.

            (b) The Purchased Assets constitute all the properties, assets and rights, other than cash and receivables, forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business. All of the Purchased Assets are being sold "as is".

            (c) Upon the consummation of the transactions contemplated by this Agreement to be consummated at the Closing, Seller will deliver good, valid and marketable title to, or lease, under valid and subsisting leases, the Purchased Assets free and clear of any Liens and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement, except as provided in this Agreement or set forth on Schedule 7.5(c).

            (d) Set forth on Schedule 7.5(d) is a true and complete list of equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property (the "Personal Property") located in the Relevant Markets or categories of such Personal Property, in the case of items of lesser value. The Personal Property constitutes all of the equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property as is necessary to conduct the Business in the ordinary and customary course, consistent with past practices. Seller has caused the Personal Property to be maintained in accordance with good business practice.

            (e) Seller owns no real property located in any of the Relevant Markets.

        7.6 Taxes. Except as set forth on Schedule 7.6, Seller has filed all Federal, state and other income Tax returns or reports which are required to be filed, all such Tax returns or reports are true, correct and complete in all material respects and Seller has paid all Taxes as shown on said returns and on all assessments received by it to the extent that such Taxes have become due and are payable by Seller, except as any of the foregoing are being contested in good faith by appropriate proceedings; and no Tax lien has been filed and, to the best knowledge of Seller, no claim is being asserted with respect to any Tax or other similar charge.

        7.7 No Conflicts. Except as set forth on Schedule 7.7, neither the execution or delivery of this Agreement or any agreement contemplated hereby, nor fulfillment of or compliance with the terms and provisions hereof and thereof, nor the consummation of the transactions contemplated hereby and thereby, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the Purchased Assets of Seller or License Company pursuant to, or require any consent under (which has not been obtained or waived), or give to any third Person any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, (i) the articles of incorporation or bylaws of Seller or License Company, (ii) any award of any arbitrator or any order, judgment, decree, statute, law, rule or regulation to which Seller or License Company or any material amount of its respective properties, assets or business is subject or (iii) any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller or License Company is a party or by which any of its respective assets or properties is bound or affected.

        7.8 Material Agreements. Schedule 7.8 is a complete and correct list as of the Closing Date of all agreements, contracts and commitments of the following types related to the Business, written or oral, to which the Seller and License Company is a party or by which either of them or any of their respective assets is bound as the date hereof: (a) mortgages indentures, security agreements, guarantees, pledges and other agreements and instruments relating to the borrowing of money or extension of credit; (b) agreements and arrangements with Affiliates; (c) sales, agency, manufacturer's representative or distributorship agreements; (d) licenses of patent, trademark and other rights relating to any Intellectual Property; (e) leases of equipment or machinery requiring rental payments of more than $5,000 per year each and all leases of real property; (f) joint venture agreements; and (g) other agreements, contracts and commitments that in any case involve payments or receipts of more than $5,000 in any fiscal year or $15,000 in total (collectively, "Material Agreements"). Seller has delivered or made available to Buyer complete and correct copies of all written Material Agreements together with all amendments thereto, and accurate descriptions of all oral Material Agreements. Except as set forth on Schedule 7.8, each Material Agreement is in full force and effect and is binding upon Seller or License Company, as applicable, and with respect to the other parties thereto, to the Seller's knowledge is binding upon such other parties in each case in accordance with its terms. Except as set forth in
Schedule 7.8, there does not exist under any Material Agreement any material default by the Seller or License Company, and with respect to the other parties thereto, to the Seller's knowledge by any other party, under any Material Agreement or event or condition which, after notice or lapse of time or both, would constitute such a default.

        7.9 Broker's or Finder's Commissions. Except for a brokerage fee that may be payable to CMD Ventures, LLC which shall be paid by Seller, no broker's or finder's fee or commission will be payable by Seller or License Company with respect to the transactions contemplated by this Agreement.

        7.10 Applicable Environmental Regulations. Except as would not, individually or in the aggregate, have a Material Adverse Effect, Seller and License Company are each in compliance with all applicable laws, rules, regulations and other requirements of Governmental Bodies relating to health, safety, hazardous materials, pollution or the environment ("Environmental Laws") and with all such licenses, permits, authorizations, certificates, exemptions and approvals required by such Environmental Laws. Except as would not, individually or in the aggregate, have a Material Adverse Effect, Seller and License Company have not performed or suffered any act or practice which could reasonably be expected to give rise to, and have not otherwise incurred, Liability to any Person under any Environmental Laws.

        7.11 Compliance with Other Laws. Seller and License Company have each conducted and shall continue to conduct the Business in compliance in all material respects with all laws, rules and regulations and orders of Governmental Bodies, and Seller and License Company is not in violation in any material respect of any such law, rule, regulation or order of a Governmental Body with the exception of any and all Schedules in Section 7 detailing non-compliance.

        7.12 ERISA; Labor Agreements. Except as set forth in Schedule 7.12, Seller and License Company do not have, or in the past has it ever had, any plan, agreement or arrangement, written or otherwise, subject to ERISA or any Liability to the PBGC. Seller and License Company are not currently, or in the past have ever been, a party to any collective bargaining agreement. Schedule
7.12 sets forth a complete list of all employees of Seller and License Company engaged in activities relating to the Business and their rates of compensation.

        7.13 Possession of Franchises, Licenses, etc. Seller and License Company each possess all franchises, certificates, licenses, permits, approvals and other authorizations from governmental political subdivisions or Governmental Bodies, including the FCC, that are necessary for the ownership, maintenance and operation of the Purchased Assets or for the conduct of the Business as it is now operated. All such franchises, certificates, licenses, permits, approvals and other



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



authorizations are in full force and effect, and neither License Company nor Seller is in violation of any thereof in any material respect. Neither Seller nor License Company has received any notice from any Governmental Body (or from any third party or other Person requesting such action) revoking, cancelling, rescinding, modifying or refusing to renew, or threatening to take any such action with respect to, any such franchise, certificate, license, permit, approval or other authorization. Except as set forth on Schedule 7.13, all such franchises, certificates, licenses, permits, approvals and authorizations held by Seller and License Company relating to the Business or the Purchased Assets are freely transferable to Buyer subject to prior Government Body and FCC approvals, where applicable. Following consummation of the transaction contemplated to be consummated at the Closing and receipt of any required Government Body and FCC approvals, Buyer will receive the benefits (without any diminution) of all such franchises, certificates, licenses, permits, approvals and authorizations.

        7.14 Intellectual Property. Except as set forth on Schedule 7.14, Seller and License Company owns or possesses adequate, or has paid appropriate compulsory copyright fees for, licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, mask works, know-how and other proprietary rights and information necessary for the conduct of the Business as currently conducted or as contemplated to be conducted by Seller and License Company, and Seller and License Company are each unaware of any assertion or claim, or any state of facts that could give rise to a claim, challenging the validity of any of the foregoing. The conduct of the Business as currently conducted and as contemplated to be conducted does not and will not conflict in any material way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, mask work or copyright of any third party. There are no infringements of any proprietary rights owned by or licensed by or to Seller or License Company. Except as set forth on Schedule 7.14, Seller and License Company have not licensed or otherwise permitted the use by any third party of any proprietary information.

        7.15 Governmental Consents. Neither the nature of the Business or any of the businesses, assets or properties used in the Business, nor the nature of the Purchased Assets, nor any relationship between Seller and License Company and any other Person, nor any circumstance in connection with the transactions contemplated by this Agreement is such as to require on behalf of Seller or License Company, any consent, approval or other action by or any notice to or filing with any court or administrative body or Governmental Body in connection with the execution,



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



delivery and performance of this Agreement, except for filings under the HSR Act and consents, approvals and other actions, notices and filings which have been obtained, taken and completed, as applicable, including, but not limited to all required prior approvals from the FCC and any other Government Body.

        7.16 Disclosure. The information relating to the Purchased Assets and the Business provided to Buyer by Seller and License Company is complete and accurate in all material respects, does not contain a misstatement of a material fact and does not omit to state any material fact necessary to make the information provided not misleading. Without limiting the aforesaid, all information provided by Seller which is used to calculate the adjustments set forth in Section 1.3 and all information provided pursuant to Section 1.2, when delivered by Seller will be true, correct and complete, including without limitation, information regarding Liabilities and Assumed Liabilities, the 550 MHz Relevant Properties, the number of defaults existing under Rights of Entry, the "unit weighted average remaining term" of all Rights of Entry, actual Phone and Cable Revenue Share, the number of Cable Subscribers and Billable Phone Subscribers, the Average Cable Revenue Per Cable Subscriber and Average Phone Revenue Per Billable Phone Subscriber, respectively, and the number of fully activated cable and telephone passings and associated Rights of Entry.

        7.17 Closing Statement. The information set forth on the Closing Statement and any and all information used to calculate the information set forth on the Closing Statement (including, without limitation, amounts of all Specified Assumed Liabilities) is true, correct and complete in all respects.

        7.18 Investment. (a) Seller is an "Accredited Investor" as that term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Act"). Seller has experience in analyzing and investing in companies like Buyer and is capable of evaluating the merits and risks of an investment in Buyer and has the capacity to protect its own interests. Seller is aware of Buyer's business affairs and financial condition, and has acquired information about Buyer sufficient to reach an informed and knowledgeable decision to acquire the Series B Preferred Stock and Class A Common Stock. Seller understands that investment in the Series B Preferred Stock and Class A Common Stock is subject to a high degree of risk. Seller can bear the economic risk of its investment, including the full loss of its investment, and by reason of its business or financial experience or the business or financial experience of its professional advisors has the capacity to evaluate the merits and risks of its investment and protect its own interest in connection with the purchase of the Series B Preferred Stock and Class A Common Stock.

              (b) The shares of Series B Preferred Stock and Class A Common Stock to be acquired by Seller pursuant to this Agreement are being acquired for its own account and with no intention of distributing or reselling such shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of the Seller at all times to sell or otherwise dispose of all or any part of such shares under an effective registration statement under the Act, or under an exemption from such registration available under the Act, and subject, nevertheless, to the disposition of the Seller's property being at all times within its control. If Seller should in the future decide to dispose of any of the shares of Series B Preferred Stock or Class A Common Stock, the Seller understands and agrees that it may do so only in compliance with the Stockholder's Agreement and the Act and applicable state securities laws, as then in effect. Without limiting the generality of the preceding sentences of this Section 7.18(b), but subject to the pledge in favor of the ICS Secured Lenders and delivery to the ICS Secured Lenders in accordance with the Earmark Agreement, the Seller has not offered or sold any portion of the securities to be acquired by it and Seller has no present intention of reselling or otherwise disposing of any portion of the securities. Other than as set forth in the previous sentence, Seller represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the securities.

              (c) Seller has independently, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement, and specifically, has made its own independent investigation and evaluation of the Series B Preferred Stock and Class A Common Stock in connection with the transactions contemplated hereunder. Seller further acknowledges that (i) except as expressly provided in this Agreement, Buyer makes no representation or warranty and assumes no responsibility with respect to the accuracy of any statements, warranties or representations made in or in connection with the Series B Preferred Stock or the Class A Common Stock or any other information relating to the Series B Preferred Stock or Class A Common Stock or any other matter including, without limitation, information received from third parties or pursuant to Seller's due diligence investigations of Buyer and without limitations Seller acknowledges that Buyer has made no representation or warranty with respect to Buyer's internal analyses, projections, business plans, or any document delivered or disclosed to it except as expressly set forth in this Agreement, and (ii) Seller has had access to, or will have access on or prior to the Closing Date to, copies of all documents and information (including the representations and warranties of Buyer contained in this Agreement) as it has deemed appropriate to make its own investment analysis and decision to enter into this Agreement.


        7.19 Subscribers, Rights of Entry. Schedule 7.19 is a complete and correct list of all Rights of Entry relating to the Business and the number of Cable Subscribers and Billable Phone Subscribers served pursuant to each such Right of Entry. True, accurate and complete copies of all Rights of Entry listed in Schedule 7.19 have been delivered by Seller to Buyer. Except as set forth in
Schedule 7.19, all Rights of Entry, including all amendments thereto, (a) are in writing and are legal, valid, binding and enforceable in accordance with their terms, (b) if held by Seller, are freely transferable to Buyer and (c) the validity and enforceability (including the rights of Buyer to such Rights of Entry following the Closing) of the same will not be adversely affected by the consummation of any of the transactions contemplated by this Agreement. Except as set forth in Schedule 7.19, no material default of any Person exists under any of the Rights of Entry, and the parties thereto other than Seller have no offsets or defenses to the enforcement thereof. Additionally, Schedule 7.19 accurately sets forth the properties to which Seller provides service in the conduct of the Business the ("Relevant Properties), the locations of such properties, the number of units to such services at each of such locations, the number of Cable Subscribers and Billable Phone Subscribers to such services at each of such locations, the date of the Rights of Entry relating to each property and the expiration of such Right of Entry. All Relevant Properties set forth on Schedule 7.19 are located within the Relevant Markets. Additionally,
Schedule 7.19 sets forth a complete and correct list, for each Relevant Property, of the source of signal feed used in the Business, specifying whether such feed is SMATV on premises, 18ghz or another type of feed (and a description thereof).

        7.20 Cable Systems. Schedule 7.20 hereto lists all "cable systems," as defined by the Act and FCC Rules, operated by Seller and License Company and relating to the Business (collectively, "Cable Systems"), the name of the franchise authority ("Franchisor"), if any, the date on which the franchise was awarded and the date on which the franchise is scheduled to expire (if not renewed). Except as set forth on Schedule 7.20 with respect to each such Cable System and since March 31, 1995, Seller and License Company (i) has timely filed all required registration statements with the FCC pursuant to FCC Rule 76.12,
(ii) has timely filed all required equal employment opportunity reports with the FCC pursuant to FCC Rule 76.77, such reports are true and accurate, and the FCC has certified compliance in response to each such report except for the 1997 report which was filed after the due date and has not yet been certified by the FCC, (iii) is in compliance with all FCC programming requirements, including the children's programming provisions of FCC Rule 76.225, (iv) has timely filed all reports, including those required by FCC Rule 76.403, and is in compliance with the record-keeping and inspection requirements of FCC Rules 76.307 and 76.601, (v) has not received any notice of non-compliance from any franchisor pursuant to FCC Rule 76.309 and meets or exceeds the customer service provisions set forth in that rule, (vi) complies with the requirements of FCC Rule 76.601 and is in compliance with the applicable technical standards of FCC Rule 76.605, and (vii) is in compliance with the aeronautical interference provisions of FCC Rules 76.610-76.615.

        7.21 FCC Licenses. Schedule 7.21 correctly sets forth all of the FCC licenses, permits, approvals and authorizations (collectively, "FCC Licenses") used or planned to be used by Seller and License Company in connection with the Business and correctly sets forth the entity holding such FCC License, the call sign or file number and expiration date of each such FCC License. Neither Seller nor License Company is required to hold any other FCC License to conduct the Business. Each such FCC License has been duly and validly issued or assigned to Seller or License Company by or with the consent of the FCC pursuant to procedures which comply with all requirements of applicable law, is in full force and effect, and is unimpaired, and Seller and License Company each have the right to use all FCC Licenses in the ordinary course of business for the operation of the Business. Seller and License Company are each in compliance in all material respects with the FCC Licenses and FCC Rules, and there is no known conflict with the valid rights of others which could adversely affect the FCC Licenses, the Business or Seller or License Company. There is no complaint or proceeding pending before the FCC, or to the best knowledge of Seller or License Company threatened, or other event that has occurred, which could reasonably be expected to result in the forfeiture, revocation, impairment, non-renewal or adverse modification, of any such FCC License, or the imposition of a financial or other penalty upon Seller or License Company. All facilities authorized pursuant to the FCC Licenses were timely constructed in accordance with such FCC License and all provisions of the Communications Act of 1934, as amended (the "Act") and the rules promulgated and policies adopted under the Act (collectively, "FCC Rules") and are operating in compliance therewith.

        7.22 FCC Applications. Schedule 7.22 sets forth all applications (collectively, "FCC Applications") that are pending before the FCC with respect to the Business, the file number of each such application and the date on which it was accepted for filing by the FCC. Each of the FCC Applications complies in all material respects with FCC Rules and policies. There are no petitions, protests, objections, or other proceedings, formal or informal, pending or threatened, before the FCC requesting dismissal, denial, reconsideration or reinstatement which, if granted, could result in the denial, dismissal, return, or non-grant of any FCC Application, the issuance of a cease and desist order, or the imposition of any administrative or judicial sanction.

        7.23 FCC Compliance. Except as set forth in Schedule 7.20, Seller and License Company have each timely filed with the FCC all reports and filings (collectively, "Reports") relating to the Business which are required to be filed by it under the Act and FCC Rules, including, without limitation, FCC Rules relating to equal employment opportunity.

        7.24 Zoning, Aviation, etc. Compliance. Except as set forth in Schedule 7.24, none of the facilities used in the Business violates the provisions of any applicable federal, state, or local aviation regulation (including FCC and Federal Aviation Administrative tower markings and lighting requirements), building restriction, zoning ordinance or regulation, and each such facility is zoned, if required, so as to permit the commercial uses intended by the owner or occupier thereof, and there are no outstanding variances or special use permits affecting any of such facilities or the uses thereof.

        7.25 Compliance with the Copyright Act. Except as set forth on Schedule 7.14, Seller and License Company have each (i) (a) duly filed in a timely manner all registration statements, statements of account and other filings relating to the operation of the Business which are required to be filed under the Copyright Act and under any local laws and rules, (b) conducted the Business in compliance with the Copyright Act and the rules and regulations of the Copyright Office, and (c) timely submitted any and all notices, statements of account, or other instruments required under the Copyright Act and the Rules and Regulations of the Copyright Office for a license to carry all broadcast stations previously or currently carried on the Seller's systems; and (ii) timely remitted all required payments and royalty fees for the carriage of such stations. Neither Seller nor License Company is liable to any Person for copyright infringement under the Copyright Act or trademark infringement under the applicable federal and state statutes and regulations as a result of its business operations, its conduct of the Business or otherwise.

        7.26 Must-Carry and Retransmission Consent. Schedule 7.26 lists each Broadcast Station (as defined below) which is carried on each Cable System pursuant to the must-carry provisions of FCC Rules 76.51-76.62, and the channel on which it is carried. Schedule 7.26 also separately lists each Broadcast



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



Station carried pursuant to a retransmission consent agreement, and the channel on which it is carried. Except as set forth on Schedule 7.26 there is no dispute pending or threatened with respect to the carriage of any Broadcast Station. Seller and License Company have each complied with all Broadcast Station notification provisions of FCC Rule 76.58 and the must-carry record-keeping provisions of FCC Rule 76.302 with respect to each Cable System, and with all other FCC Rules regarding must-carry and retransmission consent. Each Broadcast Station signal carried by the Cable Systems is carried either pursuant to the must-carry obligations of the Cable Systems or pursuant to a valid and binding agreement between Seller and the Broadcast Station (or License Company and the Broadcast Station) authorizing the retransmission of the Broadcast Station signal. For purposes of this Section 7.26, the term "Broadcast Station" means, in connection with signals retransmitted, a local commercial television station, as defined in FCC Rule 76.55(c), a qualified low power station, as defined in FCC Rule 76.55(d), or a qualified noncommercial educational television broadcasting station as defined in FCC Rule 76.55(a), but does not include a "superstation" as defined by FCC Rule 76.64(c)(2).

        7.27 Petitions for Special Relief. Neither License Company nor Seller has received or have knowledge of any petition for special relief or document so styled filed against or with respect to Seller or License Company concerning any matters which under FCC Rules can be raised in a petition for special relief, in each case relating to the Business.

        7.28 Conduct in Ordinary Course. Since January 19, 1998, Seller and License Company have each conducted the Business only in the usual, regular and ordinary manner consistent with past practices and have not, except as in the ordinary course, (i) taken any action to diminish the aggregate value of the Purchased Assets, (ii) disbursed any of the Purchased Assets to any other Person, (iii) taken any action to frustrate the transactions contemplated by this Agreement, (iv) created, incurred, assumed or suffered to exist any Liens of any kind against or upon any of the Purchased Assets or (v) created any Subsidiaries.

        7.29 Solvency. Upon and immediately following the Closing, Seller will be Solvent.

        7.30 Effective Competition. The Cable Systems are either exempt from rate regulation or are subject to "effective competition" as defined in FCC Rule 76.905(b). No franchisor has certified to the FCC as a pre-condition to rate regulation.

        7.31 Hard Wire Public Right-of-Way Crossings. Schedule 7.31 sets forth a complete and correct list of all hard wire public right-of-way crossings relating to the Purchased Assets or the Business. Except as set forth on Schedule 7.31, Seller has valid, binding and enforceable rights and franchises to maintain such crossings and all such rights and franchises are freely transferable to Buyer.

        7.32 Security Services. Schedule 7.32 is a true, complete and correct list of all Relevant Properties for which Seller has agreements with respect to the provision of security services, specifying the corresponding Right of Entry, whether such security service is performed at Seller's option or is required by the Right of Entry and all subcontract arrangements to provide the security services. Seller has provided Buyer with copies of all contracts and subcontracts relating to such security services.

    8. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

        8.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        8.2 Authority. Buyer has all requisite power and authority to enter into this Agreement and each agreement contemplated hereby to which it is to be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the agreements contemplated hereby to which it is a party have been duly authorized by all required corporate action on the part of Buyer. This Agreement has been, and upon its execution of each of the agreements contemplated hereby will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon execution by Buyer, each of the agreements contemplated hereby will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

        8.3 Capital Stock and Other Matters. (a) Schedule 8.3 sets forth the authorized capital stock of Buyer, the number of each class of shares issued and outstanding, the number of each class of shares reserved for issuance pursuant to convertible securities, options and other agreements, and the number of each class of shares held by Buyer in its treasury on the date hereof. Schedule 8.3 assumes that the convertible notes, including accrued interest, issued by Buyer and held by VPC Corporation ("GVL Notes") will be converted at a price equal to or greater than $82.18 as may be adjusted in accordance with their terms. No bonds, debentures, notes or other indebtedness of Buyer having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of shares of capital stock of Buyer may vote are issued or outstanding on the date hereof. All of the issued and outstanding shares of Buyer's capital stock are validly issued, fully paid and nonassessable.

        Seller acknowledges that from and after the date hereof, Buyer may, without limit, issue securities or make changes in its capital structure as it deems appropriate, including the conversion into Class B Common shares of the GVL Notes or the Series A Preferred Shares at a price equal to or greater than $82.18, as may be adjusted in accordance with its terms, and the grant of stock options to employees, in the conduct of its business and without restrictions by Seller. Seller further acknowledges that in the event of such a change in the Buyer's capital structure there shall be no adjustment to the Purchase Price, except in the case of (i) stock dividends on Common Stock or (ii) capital reorganizations.

        Additionally, Seller acknowledges that Buyer expects to issue, at a time prior to or after the Closing Date, a series of preferred stock of Buyer (the "Series A Preferred Stock") which shall be issued in redemption, conversion, exchange or otherwise for the GVL Notes. Seller further acknowledges that the Series A Preferred Stock shall have a priority in all respects to the Series B Preferred Stock. Although the precise terms of the Series A Preferred Stock have not yet been determined, the Series A Preferred Stock will only be entitled to receive dividends payable in shares of such series at an annual rate equal to or less than 15% of the liquidation preference thereof and will not be convertible into common equity of Buyer at a price less than $82.18 per share.

        (b) Except as set forth in the Stockholder Agreement dated as of August 15, 1997 (the "Existing Stockholder Agreement") among VPC Corporation, Capital Communications CDPQ Inc. and Buyer, no class of capital stock is entitled to preemptive rights. Except for the Existing Stockholder Agreement and the Warrant Agreement dated as of July 3, 1997 granted by Buyer to Gordon Hecht, the Warrant Agreement dated as of September 1, 1996 granted by Buyer to James A. Kofalt, the Warrant Agreement dated as of July 11, 1997 granted by Buyer to Rory Cole and the Restated Incentive Stock Plan of Buyer, there are no stockholder agreements, voting trusts or other contracts or agreements to which Buyer is a party or by which it is bound relating to the voting or transfer of any shares or units of any class of shares of Buyer.

        (c) A complete and correct copy of the Certificate of Designation setting forth the terms and conditions of the Series B Preferred Stock is attached hereto as Exhibit L.

              8.4 Validity of Shares. When the shares of Class A Common Stock and Series B Preferred Stock, as the case may be, are issued and delivered, against payment therefor, at the Closing as provided herein, each such share shall be validly issued, fully paid and a nonassessable share of capital stock of Buyer.

              8.5 No Conflicts. Neither the execution or delivery of this Agreement or any agreement contemplated hereby, nor fulfillment of or compliance with the terms and provisions hereof and thereof, nor the consummation of the transactions contemplated hereby and thereby, will conflict with or result in a breach of the terms, conditions or provisions, of or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of Buyer pursuant to, or require any consent under, or give to any third Person any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, (i) the certificate of incorporation or bylaws of Buyer, (ii) any award of any arbitrator or any order, judgment, decree, statute, law, rule or regulation to which Buyer or is subject, or (iii) any note, bond mortgage or indenture, contract, agreement lease, sublease, license, permit, franchise or other instrument or arrangement to which Buyer is a party or by which any of Buyer's assets or properties are bound or affected, except for filings under the HSR Act.

              8.6 Actions Pending. There is no action, suit, investigation or proceeding pending or, to the best knowledge of Buyer, threatened, against or affecting Buyer or any of its properties or rights, by or before any court, arbitrator, administrative tribunal or governmental body that is reasonably likely to materially impair Buyer's ability to consummate the transactions contemplated by this Agreement.

              8.7 Solvency. Buyer is, and immediately after the consummation of the transactions contemplated hereby will be, Solvent.

              8.8 Periodic SEC Filings. Buyer has delivered to Seller its (a) Annual Report on Form 10-K for the year ended August 31, 1997 as filed with the SEC; (b) its amendment to Form 10-K on Form 10K-A for the year ended December 31, 1997 as filed with the SEC on February 17, 1998; and (c) all other reports or registration statements filed by Buyer with the SEC since December 31, 1996 (collectively, the "Buyer SEC Documents"). Except to the extent amended or corrected by subsequent filings included in the Buyer SEC Documents, as of their respective dates, the Buyer SEC Documents were prepared in accordance with the requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent amended or corrected by subsequent filings included in the Buyer SEC Documents, the financial statements of Buyer and its Subsidiaries included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows and for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

              8.9 Broker's or Finder's Commissions. No broker's or finder's fee or commission will be payable by Buyer with respect to the transactions contemplated by this Agreement.

              8.10 Assignee Representation and Warranties. If Buyer exercises its assignment rights pursuant to Section 10.5, then Buyer represents and warrants as of the Closing Date that the representation, and warranties in Sections 8.1, 8.2, 8.5, and 8.9 made with respect to Buyer shall be true and correct as applicable to Assignee, mutatis, mutandis.

        9.    DEFINITIONS.

        As used herein, the following terms shall have the following meanings:

              550 MHz Relevant Properties: means all properties situated in the markets listed in paragraph (A) of Section of 1.3(b)(iii).

              550 MHz Standard: means the "550 MHz Performance Standard" described in Schedule 1.3(b)(iii).

              Act: means 47 U.S.C.ss. 522.

              Affiliate: means with respect to any Person, another Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.

              Aggregate Cable Revenue: means for all Relevant Markets in the aggregate, the monthly revenues billed in respect of all cable services provided by Seller, and for which (a) in the case of bulk contracts the accounts are not more than 60 days past due and (b) in the case of retail contracts, the accounts are not more than 90 days past due and, in each case, for which the standard deposit and installation fees for such services (in accordance with Seller's customary practices of the Business) have been billed.

              Aggregate Phone Revenue: means for all Relevant Markets in the aggregate, the monthly revenues billed in respect of all phone services provided by Seller, and for which (a) in the case of bulk contracts the accounts are not more than 60 days past due and (b) in the case of retail contracts, the accounts are not more than 90 days past due and, in each case, for which the standard deposit and installation fees for such services (in accordance with Seller's customary practices of the Business) have been billed.

              Aggregate Revenue: means for all Relevant Markets in the aggregate, the monthly revenues billed in respect of all cable and phone services provided by Seller, and for which (a) in the case of bulk contracts the accounts are not more than 60 days past due and (b) in the case of retail contracts, the accounts are not more than 90 days past due and, in each case, for which the standard deposit and installation fees for such services (in accordance with Seller's customary practices of the Business) have been billed.

              Assignee: means one or more wholly owned Subsidiaries of Buyer, and Transmission Holdings, Inc. with respect to any federal licenses assigned.

              Assumed Liabilities: means the Specified Assumed Liabilities, the assumed Pre-Closing Liabilities and Liabilities arising after the Closing Date which are associated with assets described in Section 1.2(c) which are transferred to Buyer on the Closing Date.

              Average Cable Revenue Per Cable Subscriber: means the monthly Aggregate Cable Revenue divided by the number of Cable Subscribers in the same market(s) and period(s).

              Average Phone Revenue Per Billable Phone Subscriber: means the monthly Aggregate Phone Revenue divided by the number of Billable Phone Subscribers in the same market(s) and period(s).

              Billable Phone Subscribers: means, residential subscribers receiving service on a for-charge basis at Seller's undiscounted rates in a Relevant Property, whose account is not more 90 days past due for a retail contract and excluding those properties for which (a) there is no PBX or service is not being offered or (b) there is either no contract or a month-to-month contract where Seller has received notice that its service to such properties is or will be terminated or Seller has knowledge that another operator has been granted the right to service such properties.

              Broadcast Station: has the meaning specified in Section 7.24.

              Business: means the cable television, telephone, residential security and telecommunications business of Seller in the Relevant Markets.

              Business Day: means any day which is not a Saturday or Sunday or other day on which banks are required or authorized by law to close in the State of New York.

              Buyer: has the meaning specified in the introduction.

              Buyer's Accountants: means the accounting firm of Deloitte & Touche, LLP.

              Buyer Indemnified Parties: has the meaning specified in Section 10.1(a).

              Cable Subscriber: means, individual residential subscribers to the basic cable service tier in retail properties and fully activated units in bulk contract properties, which comprise the Relevant Properties, and which, as of the Closing, are active subscribers to the cable services offered by Seller, whose account is not more than 90 days past due for a retail contract and 60 days past due for a bulk contract and excluding those properties for which there is either no contract or a month-to-month contract where Seller has received notice that its service to such properties is or will be terminated or Seller has knowledge that another operator has been granted the right to service such properties.

              Capitalized Lease Obligations: means all rental obligations which, under GAAP in effect on the day incurred, are required to be capitalized on the books of Seller, in each case to the extent of the amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.

              Claim: has the meaning specified in Section 10.2.

              Closing: has the meaning specified in Section 3.1.

              Closing Date: has the meaning specified in Section 3.1.

              Closing Statement: has the meaning specified in Section 1.3(a).

              COBRA: means Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

              Employee Liabilities: has the meaning specified in Section 5(a).

              Employee List: has the meaning specified in Section 5(b).

              Environmental Laws: has the meaning specified in Section 7.9.

              ERISA: means the Employee Retirement Income Security Act of 1974, as amended.

              Escrow Agents: means the Consent Escrow Agent and the Crossings Escrow Agent.

              Escrow Agreements: means the Consent Escrow Agreement and the Crossings Escrow Agreement.

              Expenses: has the meaning specified in Section 10.1(a).

              FCC: means the Federal Communications Commission or any successor thereto.

              FCC Applications: has the meaning specified in Section 7.22.

              FCC Licenses: has the meaning specified in Section 7.21.

              GAAP: means United States generally accepted accounting principles consistently applied throughout the period or periods in question.

              Governmental Body: means any government or any political subdivision thereof, whether federal, state, local or foreign, any agency, instrumentality or authority thereof (including, without limitation, the FCC), and any court or arbitrator (public or private).

              Indebtedness: means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (d) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (e) all Indebtedness of others referred to in clauses (a) through (d) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through any agreement or arrangement, and (f) all Indebtedness referred to in clauses (a) through (d) above secured by any Lien on property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

              Indemnified Taxes: means any Taxes paid or payable by Buyer or any person with whom Buyer pays Taxes on a consolidated, combined, or similar basis with respect to any taxable year or period of Seller or predecessor entities of Seller which ends on or before the Closing Date, including any tax liability of Seller which arises as a result of the transactions contemplated by this Agreement. Indemnified Taxes also includes any Taxes paid or payable by Buyer or any person with whom Buyer pays Taxes on a consolidated, combined, or similar basis with respect to any taxable year or period of Seller which begins before and ends after the Closing Date, to the extent such Taxes are attributable to the activities of Seller on or before the Closing Date, including any tax liability of Seller which arises as a result of the transactions contemplated by this Agreement but only to the extent such liability is not reflected as a liability on the Closing Statement.

              Internal Revenue Code: means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

              ICS Amended and Restated Note Purchase Agreement: means the Amended and Restated Note Purchase Agreement, dated as of October 15, 1997, among the Seller, Nomura Holding America Inc., MCI Telecommunications Corporation and Nomura International Trust Company, as collateral agent, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

              ICS Secured Lenders: means the holders from time to time of (i) the notes issued pursuant to the ICS Amended and Restated Note Purchase Agreement and (ii) the Additional Notes (as such term is defined in the ICS Amended and Restated Note Purchase Agreement).

              Liabilities: means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undetermined, including, without limitation, deposits owing to customers in properties included in Purchased Assets and those arising under any law, rule or regulation of any Governmental Body (including, without limitation, Indemnified Taxes), those arising under any contract, agreement, arrangement, commitment or undertaking or those to or in respect of employees or leased employees of Seller.

              Leased Premises Assets: shall have the meaning set forth in
Section 1.2(c).

              Lien: means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction (other than filings for notice purposes only where the secured party named on the financing statement can not look to the Purchased Assets as security for any obligations of Seller to such party).

              Losses: has the meaning specified in Section 10.1(a).

              Material Adverse Effect: means any circumstance, change in, or effect on, the Business or the Purchased Assets that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business or the Purchased Assets: (a) is, or could reasonably be expected to be, materially adverse to the business, operations, assets or Liabilities (including, without limitation, contingent Liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business or the Purchased Assets or
(b) could reasonably be expected to materially adversely affect the ability of Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted by Seller.

              Non-Competition Agreement: means the agreement to be entered into at the Closing by Buyer and Seller in the form attached as Exhibit M.

              Non-Conforming Crossing: means a hard wire crossing of public right of way using wiring owned or leased by Seller, for which, in Buyer's reasonable judgment, a required franchise, permit or other required authorization has not been obtained.

              Notice: has the meaning specified in Section 10.6.

              Officer's Certificate: means as to any Person, a certificate of its president, vice president, chief financial officer, treasurer or controller or, in the case of a partnership or limited liability company, an equivalent officer of a general



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



partner or manager or an individual general partner or manager, or in the case of an individual, such Person himself.

              PBGC: means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor entity thereto.

              Per Subscriber Amount: means an amount calculated at Closing equal to (a) $80,243,108, as adjusted in accordance with Section 1.3(b), divided by
(b) the number of Cable Subscribers and Billable Phone Subscribers included in the Purchased Assets.

              Permitted Liens: means Purchase Money Security Interests, landlord's liens, mechanics' liens, repairmen's liens and other similar liens, if any, that do not materially detract from the value of the property subject thereto or materially interfere with the manner in which it is currently being used in the Business, or materially impair the operations of the Business, and Taxes, general and special assessments not in default without penalty or interest and Liens to secure Capitalized Lease Obligations to the extent they exist on the date hereof.

              Person: means an individual, partnership, joint venture, corporation, limited liability company, trust or other entity or any Governmental Body or subdivision, agency, commission or authority thereof.

              Pre-Closing Liabilities: shall have the meaning set forth in
Section 1.3(a),

              Purchase Money Debt: means debt of Seller incurred to finance an acquisition of assets which is secured by a Purchase Money Security Interest.

              Purchase Money Security Interest: means a purchase money security interest within the meaning of Section 9-107 of the Uniform Commercial Code, as in effect on the date hereof.

              Purchase Price: has the meaning specified in Section 1.1.

              Purchased Assets: means all the assets, business and operations, other than cash and receivables, of Seller relating to the Business including, without limitation:

             (i) all cable passings including, without limitation, those located at the properties listed in Schedule 7.19;

             (ii) all telephone passings including, without limitation, those located at the properties listed in Schedule 7.19;

             (iii) all franchises, licenses, permits, real property rights and assessments held or pending;

             (iv) all Rights of Entry including, without limitation, those listed in Schedule 7.19;

             (v) all other contracts, agreements and arrangements including, but not limited to, leases relating to the Business;

             (vi)    all transmission licenses and permits;

             (vii) all head-ends, satellite receiving dishes, signal processing equipment, modulators, IRD's, amplifiers, active and passive electronic devices, converter boxes, remotes, wiring, microwave transmissions and repeater and receiver equipment;

             (viii) the 60 day customary usage inventory of spare parts and supplies (the specific inventory to be agreed upon between Buyer and Seller Five (5) Business Days prior to Closing);

             (ix) technical and test equipment and other current assets (other than cash and receivables), systems, computers, office equipment, books and records;

             (x) all of the equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property set forth on Schedule 7.5(d) plus any additional items of a similar nature which are acquired or received by Seller between the date hereof and the Closing Date;

             (ix)    all microwave paths and licenses in any Relevant Market.

Purchased Assets do not include: (w) stock and corporate governance books and records, (x) assets which are physically located at and associated only with properties which by agreement of the parties are excluded from this transaction,
(y) inventory of spare parts and supplies which are excluded from subsection
(viii) above, and (z) idle equipment which is not physically



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



located at any Relevant Property, not required to service a Relevant Property and not scheduled on Schedule 7.5(d).

              Ratio Formula: has the meaning specified in Section 2.2.

              Relevant Markets: means the metropolitan areas listed on Schedule 9.4.

              Relevant Properties: means those properties listed on Schedule
7.19.

              Reports: has the meaning specified in Section 7.20.

              Required Consents: has the meaning specified in Section 4.2.8.

              Retained Businesses: means any business of Seller unassociated with a Relevant Market.

              Revenue Share: means determined in accordance with GAAP on an accrual basis, and on a monthly basis, the dollar amount accrued payable pursuant to Rights of Entry to owners or managers of properties from gross revenues collected pursuant to such Rights of Entry. For purposes of clarity, Revenue Share shall be calculated without regard to the period in which Revenue Share was actually paid or offset against prepaid royalties.

              Rights of Entry: means valid, lawful, binding and enforceable written agreements in favor of Seller to provide exclusive video programming delivery service, telephone service and/or telecommunications service to Cable Subscribers and/or Billable Phone Subscribers.

              Seller: has the meaning specified in the introduction.

              Seller Indemnified Parties: has the meaning specified in Section 10.1(c).

              Seller's Accountants: means the accounting firm of Deloitte and Touche, LLP.

              Services and Cooperation Agreement: means the agreement to be entered into at the Closing by Buyer and Seller in the form attached as Exhibit B.

              Solvent: means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of Liabilities, including, without limitation, contingent Liabilities, of such Person, (b) the present fair salable value



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



of the assets of such Person is not less than the amount that will be required to pay the probable Liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or Liabilities beyond such Person's ability to pay as such debts and Liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital.

              Specified Assumed Liabilities: has the meaning set forth in
Section 1.3(a).

              Subsidiary: means, as to any Person, a corporation or other Person of which shares or similar securities having voting power to elect a majority of the board of directors or other managers are at the time owned, directly or indirectly, through one or more intermediaries, by such Person.

              Tax or Taxes: means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, capital, gains, capital gains, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth and alternative minimum taxes; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

              Tax Authority: means any federal, state, local or foreign taxing authority, court, or tax administrative body.

              Tax Proceeding: means an examination, investigation, audit, hearing, or other proceeding conducted by a Tax Authority regarding a Tax Return. A Tax Proceeding also includes a proceeding in federal Tax Court and a state or local administrative proceeding.

              Tax Return: means any tax return or other tax reporting document filed or required to be filed by or on behalf of Seller with a Tax Authority which relates to Indemnified Taxes.

              Upgrade: has the meaning specified in Section 1.3(b).

              WARN: Worker Adjustment and Retraining Notification Act of 1988, as amended.

        10.   MISCELLANEOUS.

              10.1 Indemnification. (a) Seller shall indemnify and hold Buyer and its directors, officers, employees, affiliates, agents, successors and assigns (collectively, the "Buyer Indemnified Parties") harmless from and against any and all losses, liabilities, obligations, damages, claims, deficiencies, costs and expenses ("Losses") based upon, attributable to, resulting from or arising out of: (i) the Liabilities other than the Assumed Liabilities (to the extent not misrepresented by Seller); (ii) any misrepresentation or breach of representation or warranty made by Seller herein,
(iii) subject to paragraph (b) below facts or circumstances not fully disclosed to Buyer prior to the Closing which facts or circumstances were used in computing the Purchase Price adjustment set forth in Section 1.3(b); (iv) liabilities relating to the period prior to the Closing through completion of a Remedy which directly relate to the Non-Conforming Crossings (v) breach or non-fulfillment of any agreement or covenant on the part of Seller under this Agreement or any of the agreements contemplated hereby; (vi) all Indemnified Taxes; (vii) any brokerage claims by CMD Ventures, LLC or any other broker with respect to this transaction, (viii) Seller's obligations under the Services and Cooperation Agreement; and (ix) any and all notices, actions, suits, proceedings, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees (including, without limitation, reasonable attorneys' and other professionals' fees and expenses incurred in any action or proceeding between the parties hereto or between any party hereto (if such party is the prevailing party) and a third party, if such matter is subject to the indemnification provisions of this Article 10) and charges incurred in connection with the investigation, defending or preparing to defend the foregoing (collectively, "Expenses").

                   (b) Notwithstanding anything in this Section 10.1 to the contrary, if the aggregate net sum of the Subscriber Adjustment Amount, the Revenue and Term Adjustment Amount, and the 550 MHz Adjustment Amount is a positive number in excess of $2,000,000, a Buyer Indemnified Party shall only be entitled to seek indemnity for Losses under subsections (ii) and (iii) of
Section 10.1(a), in excess of an amount (the "Basket") equal to the excess of such sum over $2,000,000.

                   (c) Buyer shall indemnify and hold Seller and its directors, officers, shareholders, employees, heirs, executors, administrators, affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against any and all Losses based upon, attributable to or resulting from (i) any misrepresentation, breach of representation or warranty made by Buyer herein, (ii) any breach or non-fulfillment of any covenant or agreement on the part of Buyer under this Agreement or any of the agreements contemplated hereby,
(iii) any Assumed Liabilities and (iv) any and all Expenses incident to the foregoing.

                   (d) Except as set forth below, an indemnifying party may be liable for Losses arising under Section 10.1(a)(ii) or 10.1(c)(i) only if written notice of a claim for indemnity in respect of such subject matter is given to the indemnifying parties on or prior to the first anniversary of the Closing Date (except that (i) such day shall be the day of expiration of the applicable statute of limitations in respect of breaches of the representations and warranties in Section 7.6, (ii) such day shall be three years after the Closing Date in respect of breaches of the representations and warranties in Sections 7.2, 7.3, 7.5, 7.9, 7.10 and 7.23, and (iii) other than the time limits for accrual of a cause of action under applicable law, there shall be no time limit on the ability of any party to bring a claim for any loss arising from intentional misrepresentation or fraud).

              10.2 Indemnification Procedures, Determination of Damages, Limitations and Related Matters. (a) In the event that any legal proceedings, including, without limitation, any Tax Proceeding, shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which indemnity may be sought under Section 10.1(a) or Section 10.1(c), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is subject to such indemnity to be forwarded to the indemnifying party; provided, however, that the failure to notify the indemnifying party shall not affect the indemnifying party's obligation hereunder except to the extent of actual prejudice. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which shall be satisfactory to the indemnified party in the reasonable exercise of its discretion. In the event the indemnifying party is Seller and it acknowledges in writing its obligation to indemnify the Buyer Indemnified Parties against any Losses that may result from such Claim, and if such Claim is for monetary damages only and the defense of such Claim by Seller will not, in the judgment of Buyer, otherwise materially adversely impact the Business or any Buyer Indemnified Party in any manner whatsoever, then (and under no other circumstances) Seller shall have the right to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder; provided, however, that no settlement shall be made without the prior written consent of Buyer, which shall not unreasonably withhold or delay its consent. In the event the indemnifying party is Buyer and Buyer acknowledges in writing its obligation to indemnify Seller Indemnified Parties against any Losses that may result from such Claim, and if such Claim is for monetary damages only and the defense of such Claim by Buyer will not, in the judgment of Seller, otherwise materially adversely impact any Seller Indemnified Party in any manner whatsoever, then (and under no other circumstances) Buyer shall have the right to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder; provided, however, that no settlement shall be made without the prior written consent of Seller, which shall not unreasonably withhold or delay its consent. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses subject to indemnity hereunder, it shall within Fifteen (15) Business Days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party shall not be entitled to, or elects not to, defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses subject to indemnity hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to provide indemnity hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall periodically reimburse the indemnified party for the expenses of defending such Claim promptly following submission of invoices therefor. The indemnified party may not settle any Claim without the prior written consent of the indemnifying party, which shall not unreasonably withhold or delay its consent. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at its own expense, in the defense of such Claim; provided, however, that the indemnified party shall be entitled to participate in any such defense with separate counsel, at the expense of the indemnifying party, if (i) requested by the indemnifying party so to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

              (b) After any final judgment or award shall have been rendered by a court, arbitration panel or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been



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consummated, or any indemnified party shall have paid or experienced Losses for which an indemnified party shall be entitled to indemnification under Section 10.1(a) or Section 10.1(c) or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant hereto with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party as described below.

                   (c) The Buyer Indemnified Parties shall not be deemed to have notice of any Claim by virtue of knowledge of facts relating thereto acquired on or prior to the Closing Date by a Person employed by Seller prior to the Closing.

                   (d) Except as described in clause (e) below, indemnity payments for Losses due to an indemnified party under this Section 10.2 shall be made by wire transfer of immediately available funds to an account designated by the indemnified party, within Five (5) business days after the date of the notice referred to in Section 10.2(b).

              10.3 Amendments. This Agreement may not be amended except in a writing signed by, or on behalf of, all parties hereto.

              10.4 Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by or on behalf of any party hereto in connection herewith shall survive the Closing as provided for in Section 10.1.

              10.5 Successors and Assigns. All covenants and agreements in this Agreement contained by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties, whether so expressed or not. This Agreement shall not be assignable by any party hereto without the prior consent of the other party, provided, however, that Buyer may assign any part or all of its interest under this Agreement to Assignee or any other wholly-owned Subsidiary or Subsidiaries, in which case, both Buyer and Assignee or such other Subsidiary or Subsidiaries shall be jointly and severally liable for all obligations so assigned.

              10.6 Notices. (a) All notices, consents, instructions and other communications required or permitted under this Agreement (collectively, "Notice") shall be effective only if given in writing and shall be considered to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same



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date) by certified or registered mail, return receipt requested, postage prepaid, or (iii) received by the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid. Notice shall be sent in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may from time to time designate as to itself by notice similarly given to the other parties in accordance herewith, which shall not be deemed given until received by the addressee). Notice shall be given:

            (1)            to Buyer at:

                           Optel, Inc.
                           1111 West Mockingbird Lane
                           Suite 1000
                           Dallas, Texas
                           Attn:  General Counsel
                           Telecopier: (214) 634-3889

        copy to:           Kronish, Lieb, Weiner & Hellman LLP
                           1114 Avenue of the Americas
                           New York, New York 10036
                           Attn:  Eric Simonson
                           Telecopier:  (212) 479-6275

            (2)            to Seller at:
                           1901 N. Glenville Drive
                           Suite 800
                           Richardson, Texas  75081
                           Attn:  Kevin Schottlaender, President and
                                  Carl Koenig
                           Telecopier:  (972) 669-6016 and (972) 669-6113

              10.7 Descriptive Headings. The descriptive headings of the several Sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

              10.8 GOVERNING LAW; CONSENT TO EXCLUSIVE JURISDICTION. THIS AGREEMENT IS BEING DELIVERED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF SUCH STATE APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE. SUBJECT TO SECTION 10.9, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BUYER AND SELLER HEREBY ACCEPT FOR THEMSELVES AND IN RESPECT OF THEIR



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PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE
AFORESAID COURTS. EACH OF BUYER AND SELLER HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SAID COURTS OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR (PROVIDED THAT PROCESS SHALL BE SERVED IN ANY MANNER REFERRED TO IN THE FOLLOWING SENTENCE) THAT SERVICE OF PROCESS UPON SUCH PARTY IS INEFFECTIVE. EACH OF BUYER AND SELLER AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE MADE UPON IT IN ANY MANNER PERMITTED BY THE LAWS OF THE STATE OF NEW YORK OR THE FEDERAL LAWS OF THE UNITED STATES OR AS FOLLOWS: (I) BY PERSONAL SERVICE OR (II) BY CERTIFIED OR REGISTERED MAIL TO THE PARTY FOR WHICH INTENDED AT ITS ADDRESS FOR NOTICE PURSUANT TO
SECTION 10.6. SERVICE OF PROCESS UPON ANY PARTY IN ANY MANNER REFERRED TO IN THE PRECEDING SENTENCE SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

              10.9 BINDING ARBITRATION. ANY CONTROVERSY, CLAIM OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION, ENFORCEABILITY OR VALIDITY THEREOF, INCLUDING WITHOUT LIMITATION THE DETERMINATION OF THE SCOPE OR APPLICABILITY OF THIS AGREEMENT TO ARBITRATE, SHALL BE DETERMINED EXCLUSIVELY BY BINDING ARBITRATION IN NEW YORK, NEW YORK BEFORE ONE ARBITRATOR. THE ARBITRATION SHALL BE GOVERNED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL ARBITRATION RULES AND ITS SUPPLEMENTARY PROCEDURES FOR LARGE, COMPLEX DISPUTES, PROVIDED THAT THE PERSON ELIGIBLE TO BE SELECTED AS THE ARBITRATOR SHALL BE LIMITED TO AN ATTORNEY-AT-LAW WHO (I) IS ON THE AAA'S LARGE, COMPLEX CASE PANEL OR A CENTER FOR PUBLIC RESOURCES ("CPR") PANEL OF DISTINGUISHED NEUTRALS, OR WHO HAS PROFESSIONAL CREDENTIALS SIMILAR TO THE ATTORNEYS LISTED ON SUCH AAA AND CPR PANELS, AND (II) WHO HAS PRACTICED LAW FOR AT LEAST 15 YEARS AS AN ATTORNEY IN NEW YORK SPECIALIZING IN EITHER GENERAL COMMERCIAL LITIGATION OR GENERAL CORPORATE AND COMMERCIAL MATTERS.

              NO PROVISION OF, NOR THE EXERCISE OF ANY RIGHTS UNDER, SECTION 10.9(a) SHALL LIMIT THE RIGHT OF ANY PARTY TO REQUEST AND OBTAIN FROM A COURT HAVING JURISDICTION BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION, PROVISIONAL OR ANCILLARY REMEDIES AND RELIEF INCLUDING, BUT NOT LIMITED TO, INJUNCTIVE OR MANDATORY RELIEF OR THE APPOINTMENT OF A RECEIVER. THE INSTITUTION AND MAINTENANCE OF AN ACTION OR JUDICIAL PROCEEDING FOR, OR PURSUIT OF, PROVISIONAL OR ANCILLARY REMEDIES SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT OF BUYER, EVEN IF BUYER IS THE








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PLAINTIFF, TO SUBMIT THE DISPUTE TO ARBITRATION IF BUYER WOULD OTHERWISE HAVE
SUCH RIGHT.

              IN ANY SUCH ARBITRATION PROCEEDING, THE ARBITRATOR SHALL NOT HAVE THE POWER OR AUTHORITY TO AWARD PUNITIVE DAMAGES TO ANY PARTY. JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT HAVING JURISDICTION (AND WITHOUT REGARD TO SECTION 10.8).

              EACH OF THE PARTIES SHALL, SUBJECT TO THE AWARD OF THE ARBITRATORS, PAY AN EQUAL SHARE OF THE ARBITRATORS' FEES. THE ARBITRATORS SHALL HAVE THE POWER TO AWARD RECOVERY OF ALL COSTS AND FEES (INCLUDING ATTORNEYS' FEES, ADMINISTRATIVE FEES, ARBITRATORS' FEES, AND COURT COSTS) TO THE PREVAILING PARTY.

              10.10 Entire Agreement. Other than the Confidentiality Agreement dated February 2, 1998 among Buyer, Seller, Nomura Holding America Inc., MCI Telecommunications Corporation, Chanin & Company, Houlihan, Lokey, Howard & Zukin, this Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect thereto. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than Seller and Buyer and their respective successors and permitted assigns.

              10.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

              10.12 Public Announcement. Neither Buyer on the one hand, nor Seller on the other hand, nor any of their respective officers, directors or advisors shall make any public announcement or report with respect to this Agreement or its subject matter, without the prior written consent of Buyer and Seller unless (and only to the extent) such announcement or report is necessary to comply with legal requirements or to bring about the consummation of the Closing.

              10.13 Expenses. Except as expressly provided in this Agreement, each party hereto agrees to pay its cash expenses, including the fees and disbursements of its own advisors and counsel.










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              10.14 Confidentiality. Seller agrees to, and shall cause its agents, representatives, Affiliates and employees to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, intellectual property applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client, customer, subscriber and consultant contracts and agreements, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Business, (ii) in the event that Seller or any such agent, representative, Affiliate or employee becomes legally compelled to disclose any such information, provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with this Section 10.14,
(iii) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 10.14, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to Buyer any and all copies (in whatever form or medium) of all such confidential information then in the possession of Seller or any of its agents, representatives, Affiliates or employees, and destroy any and all additional copies then in the possession of Seller or any of its agents, representatives, Affiliates or employees of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Seller or its agents, representatives, Affiliates or employees. Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 10.14 are inadequate and that in addition thereto Buyer shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

              10.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

              10.16 No Solicitation or Negotiation. Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any proposal or offer to acquire or purchase all or any portion of the Purchased Assets or to enter into any extraordinary business





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transaction involving or otherwise relating to the Business or the Purchased
Assets. Seller shall notify Buyer promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Seller agrees not to, without the prior written consent of Buyer, release any Person from, or waive any provisions of, any confidentiality or standstill agreement to which Seller is a party.

              10.17 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.





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




         IN WITNESS WHEREOF, the parties have executed, or caused to be executed, this Agreement as of the date first above written.


                                      OPTEL, INC.



                                      By: /s/ MICHAEL E. KATZENSTEIN
                                         ---------------------------------------
                                         Name:  Michael E. Katzenstein
                                         Title: Vice President Legal Affairs,
                                                General Counsel and Secretary



                                       By: /s/  STEPHEN DUBE
                                          --------------------------------------
                                         Name:  Stephen Dube
                                         Title: Vice President, Operations



                                      INTERACTIVE CABLE SYSTEMS, INC.



                                       By: /s/   KEVIN SCHOTTLAENDER
                                          --------------------------------------
                                          Name:  Kevin Schottlaender
                                          Title: President

                                       ICS LICENSES, INC.



                                       By:/s/ KEVIN SCHOTTLAENDER
                                          --------------------------------------
                                          Name:   Kevin Schottlaender
                                          Title:  President